Exhibit 10.2

EXECUTION COPY

AGREEMENT
DATED 15 JULY 2013
€200,000,000 MULTICURRENCY REVOLVING CREDIT FACILITY FOR U. S. Steel Košice, s.r.o.

ARRANGED BY
COMMERZBANK Aktiengesellschaft
ING Bank N.V., pobočka zahraničnej banky,
and
Slovenská sporiteľňa, a.s.
- as Mandated Lead Arrangers -
AND
Citibank Europe plc, pobočka zahraničnej banky
and
Komerční banka, a.s., pobočka zahraničnej banky
- as Lead Arrangers –

WITH COMMERZBANK Aktiengesellschaft, Filiale Luxemburg - as Facility Agent -

Allen & Overy Bratislava, s.r.o.
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CONTENTS
Clause    Page

1.	Interpretation 2

2.	Facility 18

3.	Purpose 19

4.	Conditions precedent 19

5.	Utilisation 20

6.	Optional Currencies 21

7.	Repayment 23

8.	Prepayment and cancellation 23

9.	Interest 28

10.	Terms 29

11.	Market disruption 30

12.	Taxes 31

13.	Increased Costs 33

14.	Mitigation 33

15.	Payments 34

16.	Representations and warranties 36

17.	Information covenants 41

18.	Financial covenants 45

19.	General covenants 48

20.	Default 51

21.	The Administrative Parties 53

22.	Evidence and calculations 59

23.	Fees 59

24.	Indemnities and Break Costs 59

25.	Expenses 61

26.	Amendments and waivers 61

27.	Changes to the Parties 63

28.	Restriction on Debt Purchase Transactions 67

29.	Disclosure of information 69

30.	Set-off 73

31.	Pro Rata Sharing 73

32.	Severability 74

33.	Counterparts 74

34.	Notices 74

35.	Language 77

36.	Governing law 77

37.	Enforcement 77

Schedules

1.	Original Parties 80

2.	Conditions precedent documents 81

3.	Form of Request 82

4.	Form of Compliance Certificate 83

5.	Form of Transfer Certificate 84

6.	Form of Legal opinion of legal adviser to the Company 86

7.	Form of English legal opinion 91

8.	Form of Slovak legal opinion 94

9.	Forms of Notifiable Debt Purchase Transaction Notice 100

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Signatories    103

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THIS AGREEMENT is dated 15 July 2013
BETWEEN:

(1)
U. S. Steel Košice, s.r.o. with its registered seat at Vstupný areál U. S. Steel, Košice 044 54, Slovak Republic, registered in the Commercial Register of District Court Košice I, insert No. 11711/V, section Sro, company identification number (IČO): 36 199 222 as borrower (the Company);

(2)
(a)    COMMERZBANK Aktiengesellschaft, with its registered seat at Kaiserstrasse 16, 60311 Frankfurt am Main, Federal Republic Germany, entered in the Commercial Register at the District Court Frankfurt am Main under Entry HR B 32000;

(b)
ING Bank N.V., with its registered seat at Bijlmerplein 888, 1102MG Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through its organisational unit ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Slovak Republic, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B; and

(c)
Slovenská sporiteľňa, a.s., with its registered seat at Tomášikova 48, 832 37 Bratislava, Slovak Republic, Identification No. 00 151 653, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Sa, insert No. 601/B, as mandated lead arrangers (in this capacity the Mandated Lead Arrangers);

(3)
(a)    Citibank Europe plc, with its registered office at North Wall Quay 1, Dublin 1, Republic of Ireland, registered with the Companies Registration Office under No. 132781, acting through its organisational unit Citibank Europe plc, pobočka zahraničnej banky, with its registered office at Mlynské nivy 43, 825 01 Bratislava, Slovak Republic, Identification No. 36 861 260, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, insert No. 1662/B; and

(b)
Komerční banka, a.s., with its registered seat at Na Příkopě 33/969, Praha 1 114 07, Czech Republic, Identification No. 453 17 054, registered in the Commercial register maintained by the Municipal Court of Prague, insert No. B 1360, acting through its organisational unit Komerční banka, a.s., pobočka zahraničnej banky, with its registered office at Hodžovo námestie 1A, 811 06 Bratislava, Slovak Republic, Identification No. 47 231 564, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, insert No. 1914/B;

as lead arrangers (in this capacity the Lead Arrangers, and together with the Mandated Lead Arrangers, the Arrangers);

(4)	THE FINANCIAL INSTITUTIONS listed in Schedule 1 (Original Parties) as original lenders (the Original Lenders); and

(5)
COMMERZBANK Aktiengesellschaft, with its registered seat at Kaiserstrasse 16, 60311 Frankfurt am Main, Federal Republic Germany, entered in the Commercial Register at the District Court Frankfurt am Main under Entry HR B 32000, acting through its organisational unit

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COMMERZBANK Aktiengesellschaft, Filiale Luxemburg, with its seat at 25, rue Edward Steichen, 2540 Luxembourg, Luxembourg, registered with the Companies Registry of Luxembourg under number B 119317 as the agent of the Finance Parties (in this capacity the Facility Agent).
IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions
In this Agreement:
Administrative Party means the Arrangers or the Facility Agent.
Affiliate means, in relation to any person, a Subsidiary or a Holding Company of that person or any other Subsidiary of that Holding Company.
Assets mean a person's present and future business, undertaking, properties, assets and revenues (including without limitation, any uncalled capital).
Availability Period means the period from and including the date of this Agreement until (but excluding) the Final Maturity Date.
Break Costs means the amount (if any) that a Lender is entitled to receive under Clause 24.3 (Break Costs).
Business Day means a day (other than a Saturday or a Sunday) on which banks are open for general business in London, in New York, in Luxembourg, in Prague and in Bratislava and:

(a)	if on that day a payment in or a purchase of a currency (other than euro) is to be made, the principal financial centre of the country of that currency; or

(b)	if on that day a payment in or a purchase of euro is to be made, which is also a TARGET Day.
Central Bank means the National Bank of Slovakia.
Centre of Main Interests means the "centre of main interests" of the Company for the purposes of the Council Regulation (EC) No 1346/2000 of 29th May, 2000.
Code means the United States Internal Revenue Code of 1986.
Commitment means:

(a)	for an Original Lender, the amount set opposite its name in Schedule 1 (Original Parties) under the heading "Commitments" and the amount of any other Commitment it acquires; and

(b)	for any other Lender, the amount of any Commitment it acquires, to the extent not cancelled, transferred or reduced under this Agreement.

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Compliance Certificate means a certificate, substantially in the form set out in Schedule 4 (Form of Compliance Certificate), with any amendments which the Facility Agent acting on the instructions of Majority Lenders and the Company may agree.
Confidential Information means all information relating to the Company, the Group, the Finance Documents or the Facility of which a Finance Party becomes aware in its capacity as, or for the purpose of becoming, a Finance Party or which is received by a Finance Party in relation to, or for the purpose of becoming a Finance Party under, the Finance Documents or the Facility from either:

(a)	any member of the Group or any of its advisers; or

(b)	another Finance Party, if the information was obtained by that Finance Party directly or indirectly from any member of the Group or any of its advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that:

(i)	is or becomes public information other than as a direct or indirect result of any breach by that Finance Party of Clause 29 (Disclosure of information); or

(ii)	is identified in writing at the time of delivery as non-confidential by any member of the Group or any of its advisers; or

(iii)
is known by that Finance Party before the date the information is disclosed to it in accordance with paragraphs (a) or (b) above or is lawfully obtained by that Finance Party after that date, from a source which is, as far as that Finance Party is aware, unconnected with the Group and which, in either case, as far as that Finance Party is aware, has not been obtained in breach of, and is not otherwise subject to, any obligation of confidentiality.

Confidentiality Undertaking means a confidentiality undertaking substantially in the then current recommended form of the Loan Market Association or in any other form agreed between the Company and the Facility Agent.
Debt Purchase Transaction means, in relation to a person, a transaction where such person:

(a)	purchases by way of assignment or transfer;

(b)	enters into any sub-participation in respect of; or

(c)	enters into any other agreement or arrangement having an economic effect substantially similar to a sub-participation in respect of, any Commitment or amount outstanding under this Agreement.
Default means:

(a)	an Event of Default; or

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(b)
an event or circumstance which, with the giving of notice, lapse of time or fulfilment of any other applicable condition (or any combination of the foregoing) set out in Clause 20 (Default), would constitute an Event of Default.

Defaulting Lender means any Lender:

(a)
that has failed to make its share in a Loan available within five Business Days from the Utilisation Date of that Loan or has notified the Facility Agent that it will not make its share in a Loan available by the Utilisation Date of that Loan, in accordance with Clause 5.3 (Advance of Loan); or

(b)	that is the subject of bankruptcy, insolvency, or similar proceedings, which in each case is continuing, unless, in case of paragraph (a) of this definition:

(i)	the Lender's failure to pay is caused by:

(A)
a material disruption to those payment or communications systems or to those financial markets which are, in each case, required to operate in order for payments to be made in connection with the Facility (or otherwise in order for the transactions contemplated by the Finance Documents to be carried out) which disruption is not caused by, and is beyond the control of, the Lender; or

(B)	the occurrence of any other event that results in a disruption (of a technical or systems-related nature) to the treasury or payments operations of the Lender preventing that Lender:

I.	from performing its payment obligations under the Finance Documents; or

II.	from communicating with other Parties in accordance with the terms of the Finance Documents, and which (in either such case) is not caused by, and is beyond the control of, the Lender whose operations are disrupted;
and the respective payment is made within 10 Business Days of its due date; or

(ii)	the Lender is disputing in good faith whether it is legally obliged to make the payment in question.
Downgraded Lender means a Lender:

(a)	that:

(i)	is rated by any of: (A) Moody’s Investors Service Limited; (B) Standard & Poor’s Rating Services; (C) Fitch Ratings Ltd; or (D) other internationally recognised rating agency; and

(ii)	does not have or ceases to have a rating of at least: (A) Baa3 (or equivalent), if rated by Moody’s Investors Service Limited; (B) BBB- (or equivalent), if rated b

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y Standard & Poor’s Rating Services; (C) BBB- (or equivalent), if rated by Fitch Ratings Ltd; or (D) investment grade rating, if rated by another internationally recognised rating agency, whereas, for the avoidance of doubt, if a Lender is not rated by any agency specified in paragraph (i) above, it shall not be considered a Downgraded Lender pursuant to this paragraph (a) until it receives a rating non-compliant with paragraph (ii) above; or

(b)	is a Subsidiary of an entity, which is subject to bankruptcy, insolvency, or similar proceedings.
ERISA means the United States Employee Retirement Income Security Act of 1974, to which the following definitions apply:
- ERISA Affiliate means any person treated as a single employer with the Company for the purpose of section 414 of the Code.
- Plan means an employee benefit plan as defined in section 3(3) of ERISA:

(a)	maintained by the Company or any ERISA Affiliate; or

(b)	to which the Company or any ERISA Affiliate is required to make any payment or contribution.
- Reportable Event means:

(a)	an event specified as such in section 4043 of ERISA or any related regulation, other than an event in relation to which the requirement to give notice of that event is waived by any regulation; or

(b)
a failure to meet the minimum funding standard under section 412 of the Code or section 302 of ERISA, whether or not there has been any waiver of notice or waiver of the minimum funding standard under section 412 of the Code.

Establishment means any place of operations where the Company (as applicable) carries on non-transitory economic activity with human means and goods, for the purposes of the Council Regulation (EC) No 1346/2000 of 29th May, 2000.
EURIBOR means, in relation to any Loan or overdue amount denominated in euro:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the Term of that Loan or overdue amount) the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Term of that Loan or overdue amount; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan or overdue amount,

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the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the European interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in euro for a period equal in length to the Term of that Loan or overdue amount and, if any such rate is below zero, EURIBOR will be deemed to be zero.
euro or EUR or € means the single currency of the Participating Member States.
Event of Default means an event specified as such in Clause 20 (Default).
Existing Facility means the credit facility made available under the Existing Facility Agreement.
Existing Facility Agreement means the agreement on EUR 200,000,000 multicurrency revolving credit facility dated 6 August 2010, as amended and entered into between (inter alia) the Company as borrower, COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava, ING Bank N.V., pobočka zahraničnej banky, and Slovenská sporiteľňa, a.s. as mandated lead arrangers, Citibank Europe plc, pobočka zahraničnej banky and HSBC Bank plc, pobočka zahraničnej banky as lead arrangers and ING Bank N.V., pobočka zahraničnej banky as facility agent.
Facility means the credit facility made available under this Agreement.
Facility Office means the office(s) notified by a Lender to the Facility Agent:

(a)	on or before the date it becomes a Lender; or

(b)	by not less than five Business Days' notice,
as the office(s) through which it will perform its obligations under this Agreement.
FATCA means:

(a)	sections 1471 to 1474 of the Code or any associated regulations or other official guidance;

(b)
any treaty, law, regulation or other official guidance enacted in any other jurisdiction, or relating to an intergovernmental agreement between the US and any other jurisdiction, which (in either case) facilitates the implementation of paragraph (a) above; or

(c)	any agreement pursuant to the implementation of paragraphs (a) or (b) above with the US Internal Revenue Service, the US government or any governmental or taxation authority in any other jurisdiction.
FATCA Application Date means:

(a)	in relation to a "withholdable payment" described in section 1473(1)(A)(i) of the Code (which relates to payments of interest and certain other payments from sources within the US), 1 January 2014;

(b)
in relation to a "withholdable payment" described in section 1473(1)(A)(ii) of the Code (which relates to "gross proceeds" from the disposition of property of a type that can produce interest from sources within the US), 1 January 2017; or

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(c)	in relation to a "passthru payment" described in section 1471(d)(7) of the Code not falling within paragraphs (a) or (b) above, 1 January 2017, or, in each case, such other date from which such payment may become subject to a deduction or withholding required by FATCA as a result of any change in FATCA after the date of this Agreement.
FATCA Deduction means a deduction or withholding from a payment under a Finance Document required by FATCA.
FATCA Exempt Party means a Party that is entitled to receive payments free from any FATCA Deduction.
FATCA FFI means a foreign financial institution as defined in section 1471(d)(4) of the Code which, if any Finance Party is not a FATCA Exempt Party, could be required to make a FATCA Deduction.
FATCA Protected Lender means any Lender irrevocably designated as a "FATCA Protected Lender" by the Company by notice to that Lender and the Facility Agent at least six months prior to the earliest FATCA Application Date for a payment by a Party to that Lender (or to the Facility Agent for the account of that Lender).
Fee Letter means any letter entered into by reference to this Agreement between one or more Administrative Parties and the Company setting out the amount of certain fees referred to in this Agreement.
Final Maturity Date means the third anniversary of the date of this Agreement.
Finance Document means:

(a)	this Agreement;

(b)	a Fee Letter;

(c)	a Transfer Certificate; or

(d)	any other document designated as such by the Facility Agent and the Company.
Finance Party means a Lender or an Administrative Party.
Financial Indebtedness means, without duplication, Indebtedness (whether being principal, premium, interest or other amounts) for or in respect of:

(a)	money borrowed;

(b)	liabilities under or in respect of any acceptance or acceptance credit;

(c)
any notes, bonds, debentures, debenture stock, loan stock or other debt securities offered, issued or distributed whether by way of public offer, private placing, acquisition consideration or otherwise and whether issued for cash or in whole or in part for a consideration other than cash;

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(d)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(e)
any interest rate and/or currency swap, forward foreign exchange transaction, financial or commodity futures transaction, commodity swap or other derivative transaction (and, when calculating the value of any of the foregoing transactions, only the net amount of the marked to market value shall be taken into account, to the extent such netting is permitted);

(f)	liabilities pursuant to any lease which are capitalised in accordance with USGAAP;

(g)	any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; or

(h)	liabilities under any guarantee, indemnity or other assurance against financial loss given in relation to any of the foregoing.
Fixed Assets means, in relation to the Group, those assets treated as Fixed Assets (e.g. property, plant and equipment) for the purposes of the Latest Accounts.
Group means the Company and its Subsidiaries.
Holding Company of any other person, means an entity in respect of which that other person is a Subsidiary.
IBOR means EURIBOR or LIBOR.
IFRS means international accounting standards within the meaning of the IAS Regulation 1606/2002, as amended by Regulation 297/2008, as may be amended or replaced from time to time, to the extent applicable to the relevant financial statements.
Increased Cost means:

(a)	an additional or increased cost;

(b)	a reduction in the rate of return from a Facility or on a Finance Party's (or its Holding Company's) overall capital; or

(c)	a reduction of an amount due and payable under any Finance Document, that is incurred or suffered by a Finance Party or its Holding Company but only to the extent attributable to that Finance Party having entered into any Finance Document or funding or performing its obligations under any Finance Document.
Indebtedness means any obligation for the payment or repayment of money in whatever currency denominated, whether as principal or as surety and whether present or future, actual, deferred or contingent.
Insolvency Event means any of the following events:

(a)	declaration of bankruptcy (in Slovak: vyhlásenie konkurzu) with respect to the assets of the Company in the Republic;

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(b)	opening of the restructuring (in Slovak: povolenie reštrukturalizácie) of the Company in the Republic; or

(c)
commencement of any insolvency or enforcement procedure against the Company in any other jurisdiction, with a purpose analogous to the purpose of any of the procedures specified in paragraphs (a) and (b) above.

Insolvency Related Party means, with respect to any person, a related party (in Slovak: spriaznená osoba) of that person as defined in section 9 of the Slovak Bankruptcy Act.
Interest Payment Date has the meaning given to it in Clause 9.2 (Payment of Interest).
Interpolated Screen Rate means, in relation to LIBOR or EURIBOR for any Loan, the rate which results from interpolating on a linear basis between:

(a)
the applicable Screen Rate for the longest period (for which that Screen Rate is available) which is less than the Term of that Loan, provided that if any such rate is below zero, then the applicable Screen Rate will be deemed to be zero; and

(b)
the applicable Screen Rate for the shortest period (for which that Screen Rate is available) which exceeds the Term of that Loan, provided that if any such rate is below zero, then the applicable Screen Rate will be deemed to be zero, each as of the Specified Time on the Rate Fixing Day for the currency of that Loan.
Latest Accounts means the audited unconsolidated financial statements of the Company or the Group last delivered to the Facility Agent under Clause 17.2 (Financial information).
Legal Reservations means any matters which are set out as qualifications or reservations as to matters of law of general application in the legal opinions provided to the Finance Parties pursuant to Schedule 6 (Form of legal opinion of legal adviser to the Company), Schedule 7 (Form of English legal opinion) or Schedule 8 (Form of Slovak legal opinion).
Lender means:

(a)	an Original Lender; or

(b)	any person that becomes a Lender after the date of this Agreement.
LIBOR means for a Term of any Loan or overdue amount denominated in US Dollars:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for the Term of that Loan or overdue amount the Interpolated Screen Rate for that Loan; or

(c)	if:

(i)	no Screen Rate is available for the Term of that Loan or overdue amount; and

(ii)	it is not possible to calculate an Interpolated Screen Rate for that Loan or overdue amount,

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the arithmetic mean (rounded upward to four decimal places) of the rates as supplied to the Facility Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Rate Fixing Day for the offering of deposits in US Dollars or for a period equal in length to the Term of that Loan or overdue amount and, if any such rate is below zero, LIBOR will be deemed to be zero.
Loan means, unless otherwise stated in this Agreement, the principal amount of each borrowing under this Agreement or the principal amount outstanding of that borrowing.
Majority Lenders means, at any time, Lenders:

(a)	whose share in the outstanding Loans and whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the aggregate of all the outstanding Loans and the undrawn Commitments of all the Lenders;

(b)	if there is no Loan then outstanding, whose undrawn Commitments then aggregate 66 2/3 per cent. or more of the Total Commitments; or

(c)
if there is no Loan then outstanding and the Total Commitments have been reduced to zero, whose Commitments aggregated 66 2/3 per cent. or more of the Total Commitments immediately before the reduction;

as adjusted by paragraph (e) of Clause 21.6 (Lenders' instructions), if applicable.
Mandatory Cost means the cost as reasonably determined by a Lender, imputed to that Lender of compliance with:

(a)	any banking supervision or other costs imposed by the Bank of England or the United Kingdom Financial Services Authority; and

(b)	any other applicable regulatory or central bank requirements relating to any Loan, including any reserve asset requirements of the European Central Bank or the Central Bank.
Margin means:

(a)	in respect of any Loan or overdue amount denominated in euro, 3.35 per cent. per annum; and

(b)	in respect of any Loan or overdue amount denominated in US Dollars, 3.65 per cent. per annum.
Margin Regulations means Regulations U and X issued by the Board of Governors of the United States Federal Reserve System.
Margin Stock has the meaning given to it in the Margin Regulations.
Maturity Date means the last day of the Term of a Loan.

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Notifiable Debt Purchase Transaction has the meaning given to that term in paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Affiliates of the Company).
Participating Member State means a member state of the European Union that adopts or has adopted the euro as its lawful currency under the legislation of the European Union relating to Economic and Monetary Union.
Party means a party to this Agreement.
Permitted Disposal means any of the following:

(a)	disposals of Assets in the ordinary course of trading at arms' length;

(b)	disposals on normal commercial terms of obsolete Assets or Assets no longer used or useful in the Company’s business;

(c)	payment of cash as consideration for the acquisition of any Asset on normal commercial terms;

(d)	temporary application of funds not immediately required in the Company’s business for the purchase of investments or the realisation of such investments;

(e)
exchange of Assets for other assets of a similar nature and value, or the sale of Assets on normal commercial terms for cash that is payable in full on completion of the sale and is to be, and is, applied toward the purchase of similar Assets within six months;

(f)	disposals of Assets located outside the Republic; and

(g)	any disposal approved in writing by the Majority Lenders.
Permitted Merger means:

(a)
a merger of any Subsidiary of the Company into the Company, such that the Company acquires all the assets and liabilities of such Subsidiary and the Company is the surviving legal entity, provided the Company's post-merger consolidated net worth equals or exceeds the immediately preceding pre-merger consolidated net worth of the Company and that Subsidiary as determined on the basis of accounting principles and practices consistent with the preparation of the Latest Accounts;

(b)	any other merger or corporate restructuring approved in advance in writing by the Facility Agent acting on the instructions of the Majority Lenders;

(c)
a merger of any Subsidiary of U. S. Steel into the Company, such that the Company acquires all the assets and liabilities of such Subsidiary and the Company is the surviving legal entity, provided the Company's post-merger consolidated net worth equals or exceeds the immediately preceding pre-merger consolidated net worth of the Company and that Subsidiary as determined on the basis of accounting principles and practices consistent with the preparation of the Latest Accounts.

Permitted Security Interest means any of the following:

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(a)	Security Interests existing on the date of this Agreement and disclosed to the Facility Agent in writing;

(b)
any Security Interests incurred in connection with the acquisition of any asset, the assumption of any Security Interest previously existing on such acquired asset or any Security Interest existing on any asset of any person when it becomes a Subsidiary of the Company in each case provided that the Indebtedness secured by such Security Interest does not exceed the fair market value of that asset as at the date of that acquisition;

(c)
easements, rights-of-way, minor defects or irregularities in title and other similar encumbrances on real property having no material adverse effect on the then current use or value of such real property, or on the then current conduct of the business of any member of the Group;

(d)	unexercised liens for taxes not being delinquent or contested in good faith by appropriate proceedings and for which reserves, adequate under USGAAP, are being maintained;

(e)
any Security Interest on equipment of the Company arising solely under leases of such equipment that, in accordance with USGAAP, are required to be capitalised, provided that any such Security Interest extends to no other property and secures no other Indebtedness and the Indebtedness secured by any such Security Interest does not exceed the fair market value of such equipment;

(f)
purchase money Security Interests on equipment acquired by the Company after the date hereof incurred simultaneously with or within 180 days after the completion of installation thereof solely to secure payment of all or part of the purchase price thereof provided that each such Security Interest secures no other Indebtedness and extends to no other property and the Indebtedness secured by any such Security Interest does not exceed the fair market value of such equipment;

(g)
liens arising solely by operation of law (or by an agreement evidencing the same) in the ordinary course of Company's business in respect of Indebtedness that either: (i) has been due for less than 90 days; or (ii) is being contested in good faith by appropriate means and for which reserves, adequate under USGAAP, are being maintained;

(h)	Security Interests arising out of title retention provisions in a supplier's standard conditions of supply of goods acquired by Company in the ordinary course of its business;

(i)	any Security Interest approved by the Facility Agent acting on the instructions of Majority Lenders;

(j)	liens in favour of financial institutions arising from documentary letters of credit in the ordinary course of business; and

(k)	any renewal of or substitution for any Security Interest permitted under any preceding paragraph; and

(l)
liens arising in the ordinary course of business in connection with: (i) the performance of bids, trade contracts, (to the extent not covered by sub-clause (b) of this definition), leases (to the extent a lease constitutes a finance lease and not an operating lease), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature; (ii) deposit accounts; and (iii) deposits made in the ordinary course of

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business to cash collateralized letters of credit, provided that the aggregate book value of Assets to which the liens described in this Subclause (l) are attached does not exceed euro 50,000,000 or its equivalent at any time; provided, however, the maximum amount under this sub-clause (l) does not apply to cash deposits that are subject to any bank's general right of set-off but does apply in situations where a specific security agreement exists, including, without limitation, any specific security interest providing a creditor with the treatment of a secured creditor with a right to separate satisfaction of its claim under the Slovak Bankruptcy Act or any similar right to separate satisfaction in case of bankruptcy or similar proceedings under any applicable laws.
Pro Rata Share means:

(a)	for the purpose of determining a Lender's share in a utilisation of the Facility, the proportion which its Commitment bears to the Total Commitments; and

(b)	for any other purpose on a particular date:

(i)	the proportion which a Lender's share of the Loans (if any) bears to all the Loans;

(ii)	if there is no Loan outstanding on that date, the proportion which its Commitment bears to the Total Commitments on that date; or

(iii)	if the Total Commitments have been cancelled, the proportion which its Commitment bore to the Total Commitments immediately before being cancelled.
Qualified Related-Party Receivable means a receivable which:

(a)
in case of the bankruptcy (in Slovak: konkurz) in the Republic in respect of the assets of the Company would be satisfied in the same manner as subordinated receivables owed by the Company to its subordinated creditors (i.e. receivables in respect of which a subordination undertaking (in Slovak: záväzok podriadenosti) under section 408a of Slovak Act 513/1991 Coll. the Commercial Code was made);

(b)
in case of the restructuring (in Slovak: reštrukuralizácia) in the Republic relating to the assets of the Company, could not be satisfied in the same or better manner than any other unsubordinated receivable owed by the Company to its unrelated creditors registered in the restructuring plan (in Slovak: reštrukturalizačný plán) of the Company.

Rate Fixing Day means:

(a)	the second Business Day before the first day of a Term for a Loan denominated in any currency other than euro; or

(b)	the second TARGET Day before the first day of a Term for a Loan denominated in euro, or such other day as the Facility Agent determines is generally treated as the rate fixing day by market practice in the relevant interbank market.
Reference Banks means the Facility Agent, ING Bank N.V., pobočka zahraničnej banky and Slovenská sporiteľňa, a.s. and any other bank or financial institution appointed as such by the Facility Agent under this Agreement.

0040772-0000066 BT:1030359.12	13

Related Fund in relation to a fund (the first fund), means:

(a)	a fund which is managed or advised by the same investment manager or investment adviser as the first fund; or

(b)
if it is managed by a different investment manager or investment adviser, a fund whose investment manager or investment adviser is an Affiliate of the investment manager or investment adviser of the first fund.

Relevant Taxes means Taxes imposed or levied by the Republic (or any political subdivision or taxing authority of the Republic) or by any other jurisdiction from or through which any payment is made by the Company under the Finance Document, but excludes Taxes imposed by the Republic which are so imposed as a direct consequence of the relevant Finance Party maintaining a permanent establishment in the Republic and of that establishment being directly involved in any Loan.
Repeating Representations means the representations and warranties that are then made or deemed to be repeated under Clause 16.24 (Times for making representations and warranties).
Representative means any delegate, agent, manager, administrator, nominee, attorney, trustee or custodian.
Republic means the Slovak Republic.
Request means a request for a Loan, substantially in the form of Schedule 3 (Form of Request).
Rollover Loan means one or more Loans:

(a)	to be made on the same day that a maturing Loan is due to be repaid;

(b)	the aggregate amount of which is equal to or less than the maturing Loan;

(c)	in the same currency as the maturing Loan; and

(d)	to be made for the purpose of refinancing a maturing Loan.
Screen Rate means:

(a)
in relation to LIBOR, the London interbank offered rate administered by the British Bankers Association (or any other person which takes over the administration of that rate) for the relevant currency and period displayed on pages LIBOR01 or LIBOR02 of the Reuters screen (or any replacement Reuters page which displays that rate); and

(b)
in relation to EURIBOR, the euro interbank offered rate administered by the Banking Federation of the European Union (or any other person which takes over the administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate), or, in each case, on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters. If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Company.

0040772-0000066 BT:1030359.12	14

Security Interest means any mortgage, pledge, lien, charge (including a floating charge), assignment (whether conditional or otherwise), hypothecation or security interest or any other agreement or arrangement having the effect of conferring security, or any other arrangement having a similar economic effect including (without limitation) total transfer, 'flawed asset', sale and repurchase, buyback or conditional transfer arrangements.
Slovak Banking Act means the Slovak Act No. 483/2001 Coll., as amended.
Slovak Bankruptcy Act means the Slovak Act No. 7/2005 Coll., as amended.
Specified Lender means a Defaulting Lender or a Downgraded Lender.
Specified Time means:

(a)	in relation to EURIBOR, 11.00 a.m.;

(b)	in relation to LIBOR, noon.
Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50 per cent. of the voting capital or similar right of ownership and control for this purpose means the power to direct the management and the policies of the entity whether through the ownership of voting capital, by contract or otherwise.
TARGET2 means the Trans-European Automated Real-time Gross Settlement Express Transfer payment system which utilises a single shared platform and which was launched on 19 November 2007.
TARGET Day means any day on which TARGET2 is open for the settlement of payments in euro.
Tax means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any related penalty or interest).
Tax Deduction means a deduction or withholding for or on account of Tax from a payment under a Finance Document, other than a FATCA Deduction.
Tax Payment means a payment made by the Company to a Finance Party in any way relating to a Tax Deduction or under any indemnity given by the Company in respect of Tax under any Finance Document.
Term means each period determined under this Agreement by reference to which interest on a Loan or an overdue amount is calculated.
Total Commitments means the aggregate of the Commitments of all the Lenders.
Transfer Certificate means a certificate, substantially in the form of Schedule 5 (Form of Transfer Certificate), with such amendments as the Facility Agent may approve or reasonably require or any other form agreed between the Facility Agent and the Company.
US Dollars or USD mean the lawful currency for the time being of the United States of America.
USGAAP means the generally accepted accounting principles and practices in the United States of America in effect from time to time.

0040772-0000066 BT:1030359.12	15

U. S. Steel means United States Steel Corporation, currently a corporation organized under the laws of the State of Delaware, U.S.A., Delaware registration number 3396733.
Utilisation Date means each date on which the Facility is utilised.

1.2	Construction

(a)	In this Agreement, unless the contrary intention appears, a reference to:

(i)	an amendment includes a supplement, novation, restatement or re-enactment and amended will be construed accordingly;

(ii)	assets means assets as defined in the Latest Accounts;

(iii)	an authorisation includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration or notarisation;

(iv)	disposal means a sale, transfer, grant, lease or other disposal, whether voluntary or involuntary, and dispose will be construed accordingly;

(v)
know your customer requirements are the identification checks that a Finance Party requests in order to meet its obligations under any applicable law or regulation to identify a person who is (or is to become) its customer;

(vi)
a person includes any individual, company, corporation, unincorporated association or body (including without limitation a partnership, trust, joint venture or consortium), government, state, agency, organisation or other entity whether or not having separate legal personality;

(vii)
a regulation includes any regulation, rule, official directive, request or guideline (whether or not having the force of law but, if not having the force of law, being of a type with which any person to which it applies is accustomed to comply) of any governmental, inter-governmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(viii)	a currency is a reference to the lawful currency for the time being of the relevant country;

(ix)	a Default being outstanding means that it has not been remedied or waived;

(x)	a provision of law is a reference to that provision as extended, applied, amended or re-enacted and includes any subordinate legislation;

(xi)	a Clause, a Subclause or a Schedule is a reference to a clause or subclause of, or a schedule to, this Agreement;

(xii)	a Party or any other person includes its successors in title, permitted assigns and permitted transferees;

(xiii)	a Finance Document or another document is a reference to that Finance Document or other document as amended;

(xiv)	the word “will” shall be construed to have the same meaning and effect as the word “shall”; and

0040772-0000066 BT:1030359.12	16

(xv)	a time of day is a reference to Central European time (i.e. CET or CEST, as applicable in the given time of the year).

(b)
Unless the contrary intention appears, a reference to a month is a reference to a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month or the calendar month in which it is to end, except that:

(i)	if the numerically corresponding day is not a Business Day, the period will end on the next Business Day in that month (if there is one) or the preceding Business Day (if there is not);

(ii)	if there is no numerically corresponding day in that month, that period will end on the last Business Day in that month; and

(iii)
notwithstanding sub-paragraph (i) of this Clause 1.2(b), a period which commences on the last Business Day of a month will end on the last Business Day in the next month or the calendar month in which it is to end, as appropriate.

(c)
Unless expressly provided to the contrary in a Finance Document, a person who is not a party to a Finance Document may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999 and, notwithstanding any term of any Finance Document, no consent of any third party is required for any amendment (including, without limitation, any release or compromise of any liability) or termination of any Finance Document.

(d)	Unless the contrary intention appears:

(i)	a reference to a Party will not include that Party if it has ceased to be a Party under this Agreement;

(ii)	a word or expression used in any other Finance Document or in any notice given in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement;

(iii)	if there is an inconsistency between this Agreement and any other Finance Document, this Agreement will prevail;

(iv)	any non-payment obligations of the Company under the Finance Documents remain in force for so long as any payment obligation of the Company is or may be outstanding under the Finance Documents; and

(v)	an accounting term used in this Agreement is to be construed in accordance with USGAAP.

(e)	The headings in this Agreement do not affect its interpretation.

1.3	Slovak terms
In this Agreement and any other Finance Document (except if expressly stipulated otherwise in the relevant Finance Document), a reference to:

(a)	a novation includes privatívna novácia and kumulatívna novácia;

0040772-0000066 BT:1030359.12	17

(b)	a Security Interest includes záložné právo, zádržné právo, zabezpečovací prevod práva, and zabezpečovacie postúpenie pohľadávky;

(c)	a bankruptcy, insolvency or administration includes konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, and nútená správa;

(d)	being bankrupt or insolvent includes being v úpadku, predlžený, platobne neschopný, v konkurze, v reštrukturalizácii, and v nútenej správe;

(e)	an expropriation, attachment, sequestration, distress, execution or analogous process includes vyvlastnenie, exekúcia and výkon rozhodnutia;

(f)
winding up, administration or dissolution includes likvidácia, zrušenie s likvidáciou, zrušenie bez likvidácie bez právneho nástupcu, konkurzné konanie, konkurz, reštrukturalizačné konanie, reštrukturalizácia, and nútená správa;

(g)
a receiver, trustee, administrator, administrative receiver, compulsory manager or similar officer includes likvidátor, konkurzný správca (including predbežný správca), reštrukturalizačný správca, nútený správca, and súdny exekútor;

(h)	a moratorium includes reštrukturalizačné konanie and reštrukturalizácia; and

(i)	constitutional documents includes spoločenská zmluva, zakladateľská listina, zakladateľská zmluva, zriaďovacia listina, štatút, and stanovy.

2.	FACILITY

2.1	Facility
Subject to the terms of this Agreement, the Lenders make available to the Company a revolving credit facility in an aggregate amount equal to the Total Commitments.

2.2	Nature of a Finance Party's rights and obligations
Unless all the Finance Parties agree otherwise:

(a)	the obligations of a Finance Party under the Finance Documents are several;

(b)	failure by a Finance Party to perform its obligations does not affect the obligations of any other person under the Finance Documents;

(c)	no Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents;

(d)	the rights of a Finance Party under the Finance Documents are separate and independent rights;

(e)	a Finance Party may, except as otherwise stated in the Finance Documents, separately enforce those rights; and

(f)	a debt arising under the Finance Documents to a Finance Party is a separate and independent debt.

0040772-0000066 BT:1030359.12	18

3.	PURPOSE

3.1	Loans
Each Loan may be used for the Company's general corporate purposes.

3.2	No obligation to monitor
No Finance Party is bound to monitor or verify the utilisation of the Facility.

4.	CONDITIONS PRECEDENT

4.1	Conditions precedent documents
A Request may not be given until the Facility Agent has notified the Company and the Lenders that it has received all of the documents and evidence set out in Schedule 2 (Conditions precedent documents) in form and substance satisfactory to the Facility Agent. The Facility Agent must give this notification to the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

(a)	The first Request may not be given:

(i)
if there are any borrowings under the Existing Facility outstanding or to be outstanding on both the date of the Request and the Utilisation Date, until such outstanding borrowings are repaid or prepaid in whole by the Company on or before the Utilisation Date in accordance with the terms of the Existing Facility Agreement; and

(ii)
if there are any amounts of any commitments of the lenders under the Existing Facility unutilised on both the date of the Request and the Utilisation Date, until such unutilised amounts of such commitments are irrevocably cancelled in whole by the Company on or before the Utilisation Date in accordance with the terms of the Existing Facility Agreement.

(b)	The obligations of each Lender to participate in any Loan are subject to the further conditions precedent that:

(i)	on both the date of the Request and the Utilisation Date for that Loan the Repeating Representations are correct in all material respects;

(ii)
in relation to any Loan to be utilised after the first Measurement Date, the Company complied with the obligations under Clause 18 (Financial Covenants) as of the Measurement Date immediately preceding the date of the Request and the Utilisation Date; and

(iii)	on both the date of the Request and the Utilisation Date for that Loan no Default or, in the case of a Rollover Loan, no Event of Default is outstanding or would result from the Loan.

4.3	Drawstop
A Request may not be made in any case where the Company is in default with any payment obligation (or payment obligations in aggregate) under any Financial Indebtedness in an amount

0040772-0000066 BT:1030359.12	19

equal to or in excess of €500,000 or its equivalent in other currencies (a Drawstop Event). Following a Drawstop Event, no further Requests may be made until the Facility Agent notifies the Company in writing that it may submit a Request. The Facility Agent shall so notify the Company promptly after the Facility Agent receives evidence reasonably satisfactory to the Majority Lenders that such default or defaults: (i) are no longer outstanding; or (ii) are waived in accordance with the terms of the relevant Financial Indebtedness; or (iii) a combination of (i) and (ii), whereby, following such waivers (if any), such default or defaults (if any) are in aggregate in an amount less than €500,000 or its equivalent in any other currency.

4.4	Maximum number of Loans
Unless the Facility Agent agrees, a Request may not be given if, as a result, there would be more than five Loans outstanding.

5.	UTILISATION

5.1	Giving of Requests

(a)	The Company may borrow a Loan by giving to the Facility Agent a duly completed Request.

(b)
Unless the Facility Agent otherwise agrees, the latest time for receipt by the Facility Agent of a duly completed Request is 11.00 a.m. one Business Day before the Rate Fixing Day for the proposed borrowing.

(c)	Each Request is irrevocable unless otherwise agreed by the Facility Agent upon the approval of the Majority Lenders.

5.2	Completion of Requests
A Request will not be regarded as having been duly completed unless:

(a)	the Utilisation Date is a Business Day falling within the Availability Period;

(b)	the amount of the Loan requested is:

(i)	a minimum of €5,000,000 and an integral multiple of €250,000 or an amount which complies with Clause 6 (Optional Currencies);

(ii)	the maximum undrawn amount available under the Facility on the proposed Utilisation Date; or

(iii)	such other amount as the Facility Agent may agree; and

(c)	the proposed currency and Term comply with this Agreement.
Only one Loan may be requested in a Request.

5.3	Advance of Loan

(a)	The Facility Agent must promptly notify each Lender of the details of the requested Loan and the amount of its share in that Loan.

0040772-0000066 BT:1030359.12	20

(b)	The amount of each Lender’s share of the requested Loan will be its Pro Rata Share on the proposed Utilisation Date.

(c)	No Lender is obliged to participate in a Loan if, as a result:

(i)	its share in the Loans would exceed its Commitment; or

(ii)	the Loans would exceed the Total Commitments.

(d)
If the conditions set out in this Agreement have been met, each Lender must make its share in the requested Loan available to the Facility Agent for the Company through its Facility Office on the Utilisation Date.

6.	OPTIONAL CURRENCIES

6.1	General
In this Clause:
Agent's Spot Rate of Exchange means the Facility Agent's spot rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of noon on a particular day.
euro amount of a Loan or part of a Loan means:

(a)	if the Loan is denominated in euros, its amount; or

(b)
if the Loan is denominated in an Optional Currency, its equivalent in euros calculated on the basis of the Facility Agent's Spot Rate of Exchange one Business Day before the Rate Fixing Day for that Term.

Optional Currency means any currency (other than euros) in which a Loan may be denominated under this Agreement.

6.2	Selection

(a)	The Company must select the currency of a Loan in its Request.

(b)
The amount of a Loan requested in an Optional Currency must be a minimum amount of the equivalent of €5,000,000 in the Optional Currency and in integral multiples of the equivalent of €250,000 in the Optional Currency.

(c)	Unless the Facility Agent acting on the instructions of Majority Lenders otherwise agrees, the Loans may not be denominated at any one time in more than two currencies.

6.3	Conditions relating to Optional Currencies

(a)	A Loan may be denominated in an Optional Currency for a Term if:

(i)	that Optional Currency is readily available in the amount required and freely convertible into euros in the relevant interbank market on the Rate Fixing Day and the first day of that Term; and

0040772-0000066 BT:1030359.12	21

(ii)	that Optional Currency is US Dollars or has been previously approved by the Facility Agent acting on the instructions of all the Lenders.

(b)
If the Facility Agent has received a request from the Company for a currency (other than the Optional Currency specified in Clause 6.3(a)(ii)) to be approved as an Optional Currency, the Facility Agent must, within five Business Days, confirm to the Company:

(i)	whether or not the Lenders have given their approval; and

(ii)	if approval has been given, the minimum amount (and, if required, integral multiples) for any Loan in that currency.

6.4	Revocation of currency

(a)	Notwithstanding any other term of this Agreement, if before 9.30 a.m. on any Rate Fixing Day the Facility Agent receives notice from a Lender that:

(i)	the Optional Currency requested is not readily available to it in the relevant interbank market in the amount and for the period required; or

(ii)	participating in a Loan in the proposed Optional Currency might contravene any law or regulation applicable to it, the Facility Agent must give notice to the Company to that effect promptly and in any event before noon on that day.

(b)	In this event:

(i)	that Lender must participate in the Loan in euros; and

(ii)	the share of that Lender in the Loan and any other similarly affected Lender(s) will be treated as a separate Loan denominated in euros during that Term.

(c)	Any part of a Loan treated as a separate Loan under this Subclause will not be taken into account for the purposes of any limit on the number of Loans or currencies outstanding at any one time.

(d)	A Loan will still be treated as a Rollover Loan if it is not denominated in the same currency as the maturing Loan by reason only of the operation of this Subclause.

6.5	Optional Currency equivalents
The equivalent in euros of a Loan or part of a Loan in an Optional Currency for the purposes of calculating:

(a)	whether any limit under this Agreement has been exceeded;

(b)	the amount of a Loan;

(c)	the share of a Lender in a Loan;

(d)	the amount of any repayment or prepayment of a Loan; or

(e)	the undrawn amount of a Lender's Commitment,

0040772-0000066 BT:1030359.12	22

is its euro amount.

6.6	Notification
The Facility Agent must notify the Lenders and the Company of the relevant euro amount (and the applicable Agent's Spot Rate of Exchange) promptly after they are ascertained.

7.	REPAYMENT

(a)	The Company must repay each Loan made to it in full on its Maturity Date.

(b)
Where the Maturity Date for an outstanding Loan coincides with the Utilisation Date for a new Loan to be denominated in the same currency as the outstanding Loan, the Facility Agent will apply the new Loan in or towards repayment of the outstanding Loan so that:

(i)	where the amount of the outstanding Loan exceeds the amount of the new Loan, the Company will only be required to repay the excess;

(ii)	where the amount of the outstanding Loan is exactly the same as the amount of the new Loan, the Company will not be required to make any payment in respect of the principal of the outstanding Loan;

(iii)	where the amount of the new Loan exceeds the amount of the outstanding Loan, the Company will not be required to make any payment and the excess will be advanced to the Company, provided that nothing in this paragraph (b) shall have the effect or be deemed to have the effect of converting the whole of the Loan or any part of it into a term loan.

(c)	Subject to the other terms of this Agreement, any amounts repaid under paragraph 7.1(a) may be re-borrowed.

8.	PREPAYMENT AND CANCELLATION

8.1	Mandatory prepayment - illegality

(a)	If at any time:

(i)	it is necessary under the laws and constitution of the Republic:

(A)	in order to enable any Lender to enforce its rights under the Finance Documents; or

(B)	by reason only of the execution, delivery and performance of this Agreement by any Lender, that any Lender should be licensed, qualified or otherwise entitled to carry on business in the Republic;

(ii)
a Lender is or will be deemed to be resident, domiciled or carrying on business in or subject to the laws of the Republic by reason only of the execution, delivery, performance and/or enforcement of any Finance Document;

0040772-0000066 BT:1030359.12	23

(iii)
in any proceedings taken in the Republic in respect of any Finance Document or for the enforcement of any Finance Document, the choice of English law as the governing law of the Finance Document will not be recognised; or

(iv)	it is or becomes unlawful in any applicable jurisdiction for a Lender to give effect to any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan, and the occurrence of any of the foregoing causes a Lender (acting reasonably) to believe it is materially prejudiced thereby then:

(I)	the relevant Lender must notify the Company (through the Facility Agent) accordingly; and

(II)
the Company shall prepay that Lender's participation in all the Loans on the date specified in paragraph (b) of this Clause 8.1, together with all other amounts payable by it to that Lender under the Finance Documents and the Commitment of that Lender shall forthwith be reduced to zero, except that paragraphs (i) and (ii) of this Clause 8.1 do not apply to any Lender acting through its Facility Office or having a permanently established office or branch in the Republic.

(b)	The date for repayment or prepayment of a Lender's share in a Loan will be:

(i)	the last day of the current Term of that Loan; or

(ii)
if earlier, the date specified by the Lender in the notification under paragraph (a)(iv)(I) of this Clause 8.1 and which must not be earlier than the last day of any applicable grace period allowed by law.

8.2	Mandatory prepayment - change of control

(a)
The Company shall, within one Business Day after the occurrence of a Change of Control notify such to the Facility Agent, and the Facility Agent shall promptly notify each Lender thereof. Such notice shall describe in reasonable detail the facts and circumstances giving rise thereto and the date of such Change of Control and each Lender may, by notice to the Company and the Facility Agent given not later than ten days after the date of such Change of Control has been notified to the relevant Lender, terminate its Commitment and declare any amounts payable by the Company under the Finance Documents for its account to be, and such amounts shall become, due and payable, in each case on the Business Day following the date of delivery of the termination notice without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Company.

(b)	For purposes of this Clause 8.2, the following terms have the following meanings:
A Change of Control shall occur if:

(i)
any "person" (as such term is used in Sections 13 (d) and 14(d) of the U.S. Securities Exchange Act of 1934, as amended, hereinafter, the "Exchange Act") is or becomes the "beneficial owner" (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that for the purposes of this sub-clause (i) such person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right

0040772-0000066 BT:1030359.12	24

is exercisable immediately or only after the passage of time), directly or indirectly, of more than 35% of either the aggregate ordinary Voting Power or the aggregate equity value represented by the issued and outstanding Equity Interests of U. S. Steel;

(ii)
during any period of twenty-five consecutive months, commencing before or after the date of this Agreement, individuals who at the beginning of such twenty-five month period were directors of U. S. Steel (together with any replacement or additional directors whose election was recommended by the incumbent directors of U. S. Steel or who were elected by a majority of directors then in office) cease to constitute a majority of the board of directors of U. S. Steel;

(iii)	the adoption of a plan relating to the liquidation or dissolution of U. S. Steel;

(iv)
the merger or consolidation of U. S. Steel with or into another entity, or the merger of another entity with or into U. S. Steel, other than a merger or consolidation transaction in which holders of Equity Interests representing 100% of the ordinary Voting Power represented by the Equity Interests in U. S. Steel immediately prior to such transaction own directly or indirectly at least a majority of the ordinary Voting Power represented by the Equity Interests (or other securities into which such securities are converted as part of such merger or consolidation transaction) in the surviving person resulting from such merger or consolidation transaction, and in substantially the same proportion as before the transaction;

(v)	the sale of all or substantially all the assets of U. S. Steel (determined on a consolidated basis) to another person; or

(vi)	the Company after the date of this Agreement ceases to be directly or indirectly beneficially owned by U. S. Steel, unless such cessation:

(A)	was approved in advance in writing by the Facility Agent acting on the instructions of the Majority Lenders; or

(B)	results from a Permitted Merger.
Equity Interests means: (i) shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a person; or (ii) any warrants, options or other rights to acquire such shares or interests.
Voting Power as applied to the stock of any corporation means the total voting power represented by all outstanding Voting Stock of such corporation.
Voting Stock as applied to the stock of any corporation means stock of any class or classes (however designated) having ordinary voting power for the election of the directors of such corporation, other than stock having such power only by reason of the happening of a contingency.

8.3	Voluntary prepayment

(a)	The Company may, by giving not less than ten Business Days' prior notice to the Facility Agent, prepay any Loan at any time in whole or in part.

(b)	A prepayment of part of a Loan must be in a minimum amount of €5,000,000 and an integral multiple of €250,000 (or its equivalent in an Optional Currency).

0040772-0000066 BT:1030359.12	25

(c)	A prepayment of all or part of a Loan must be on an Interest Payment Date.

8.4	Automatic cancellation
The Commitment of each Lender will be automatically cancelled at the close of business on the last day of the Availability Period.

8.5	Voluntary cancellation

(a)	The Company may, by giving not less than five Business Days' prior notice to the Facility Agent, cancel the unutilised amount of the Total Commitments in whole or in part.

(b)	Partial cancellation of the Total Commitments must be in a minimum amount of €10,000,000 and an integral multiple of €250,000.

(c)	Any cancellation in part will be applied against the Commitment of each Lender pro rata.

8.6	Right of repayment and cancellation of a single Lender

(a)	If:

(i)	the Company is, or will be, required to pay to a Lender:

(A)	a Tax Payment; or

(B)	an Increased Cost; or

(ii)	any FATCA Protected Lender notifies the Facility Agent of a FATCA Event pursuant to Clause 8.8 (Mandatory repayment and cancellation of FATCA Protected Lenders), the Company may, while the requirement or FATCA Event continues, give notice to the Facility Agent requesting prepayment and cancellation in respect of that Lender.

(b)	After notification under paragraph (a) of this Clause 8.6:

(i)	the Company must repay or prepay that Lender's share in each Loan on the date specified in paragraph (c) of this Clause 8.6; and

(ii)	the Commitment of that Lender will be immediately cancelled.

(c)	The date for repayment or prepayment of a Lender's share in a Loan will be:

(i)	the last day of the Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification.

8.7	Right of repayment and cancellation of a Specified Lender

(a)	If any Lender becomes a Specified Lender:

(i)	it must notify the Company (through the Facility Agent) immediately; and

(ii)	until the Lender ceases to be a Specified Lender, the Company may (upon a prior written consent of all Lenders other than the relevant Specified Lender, such consent not to be

0040772-0000066 BT:1030359.12	26

unreasonably withheld or delayed) give notice to the Facility Agent requesting repayment or prepayment and cancellation in respect of that Specified Lender; provided, however, that:

(A)	receipt of the notice referred to in paragraph (i) above shall not be a condition precedent to the giving of notice by the Company pursuant to this paragraph (ii), and

(B)
the Company may notify the Facility Agent of a repayment or prepayment and cancellation and repayment in respect of a Specified Lender pursuant to this Clause 8.7 without the prior written consent of the Lenders otherwise required under this paragraph (ii) up to an aggregate amount of €50,000,000, if on any of: (AA) the date of delivery of the repayment or prepayment and cancellation notice to the Facility Agent or (BB) date of making the repayment or prepayment (if any) there is no Default outstanding.

(b)	The Facility Agent shall as soon as practicable after receipt of a notice under paragraph (a)(i) above, notify all the Lenders.

(c)	After notice under paragraph (a)(ii) of this Clause 8.7:

(i)	the Company must repay or prepay that Specified Lender's share in each Loan on the date specified in paragraph (d) of this Clause 8.7; and

(ii)	the Commitment of that Specified Lender will be immediately cancelled.

(d)	The date for repayment or prepayment of the Specified Lender's share in a Loan will be:

(i)	the last day of the Term for that Loan; or

(ii)	if earlier, the date specified by the Company in its notification under paragraph (a)(ii) of this Clause 8.7.

8.8	Mandatory repayment and cancellation of FATCA Protected Lenders
If on the date falling six months before the earliest FATCA Application Date for any payment by a Party to a FATCA Protected Lender (or to the Facility Agent for the account of that Lender), that Lender is not a FATCA Exempt Party and, in the opinion of that Lender (acting reasonably), that Party will, as a consequence, be required to make a FATCA Deduction from a payment to that Lender (or to the Facility Agent for the account of that Lender) on or after that FATCA Application Date (a FATCA Event):

(a)	that Lender shall, reasonably promptly after that date, notify the Facility Agent of that FATCA Event and the relevant FATCA Application Date;

(b)
if, on the date falling one month before such FATCA Application Date, that FATCA Event is continuing and that Lender has not been repaid pursuant to Clause 8.6 (Right of repayment and cancellation of a single Lender):

(i)	that Lender may, at any time between one month and two weeks before such FATCA Application Date, notify the Facility Agent;

0040772-0000066 BT:1030359.12	27

(ii)	upon the Facility Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(iii)
the Company shall repay that Lender's participation in the Loans on the last day of the Term for each Loan occurring after the Facility Agent has notified the Company or, if earlier, the last Business Day before the relevant FATCA Application Date.

8.9	Re-borrowing of Loans
Any voluntary prepayment of a Loan under Clause 8.3 (Voluntary prepayment) may be re-borrowed on the terms of this Agreement. Any other prepayment of a Loan may not be re-borrowed.

8.10	Miscellaneous provisions

(a)
Any notice of prepayment and/or cancellation under this Agreement is irrevocable and must specify the relevant date(s) and the affected Loans and Commitments. The Facility Agent must notify the Lenders promptly of receipt of any such notice.

(b)	All prepayments under this Agreement must be made with accrued interest on the amount prepaid. No premium or penalty is payable in respect of any prepayment except for Break Costs.

(c)	The Majority Lenders may agree a shorter notice period for a voluntary prepayment or a voluntary cancellation.

(d)	No prepayment or cancellation is allowed except in accordance with the express terms of this Agreement.

(e)	No amount of the Total Commitments cancelled under this Agreement may subsequently be reinstated.

9.	INTEREST

9.1	Calculation of interest
The rate of interest on each Loan for its Term is the percentage rate per annum equal to the aggregate of the applicable:

(a)	Margin;

(b)	IBOR; and

(c)	Mandatory Cost.

9.2	Payment of interest
Except where it is provided to the contrary in this Agreement, the Company must pay accrued interest on each Loan made to it on the last day of each Term and also, if the Term is longer than six months, on the dates falling at six-month intervals after the first day of that Term (each an Interest Payment Date).

9.3	Interest on overdue amounts

0040772-0000066 BT:1030359.12	28

(a)
If the Company fails to pay any amount payable by it under the Finance Documents, it must immediately on demand by the Facility Agent pay interest on the overdue amount from its due date up to the date of actual payment, both before, on and after judgment.

(b)
Interest on an overdue amount is payable at a rate determined by the Facility Agent to be two per cent. per annum above the rate that would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount. For this purpose, the Facility Agent may (acting reasonably):

(i)	select successive Terms of any duration of up to three months; and

(ii)	determine the appropriate Rate Fixing Day for that Term.

(c)	Notwithstanding paragraph (b), if the overdue amount is a principal amount of a Loan and becomes due and payable before the last day of its current Term, then:

(i)	the first Term for that overdue amount will be the unexpired portion of that Term; and

(ii)	the rate of interest on the overdue amount for that first Term will be one per cent. per annum above the rate then payable on that Loan.
After the expiry of the first Term for that overdue amount, the rate on the overdue amount will be calculated in accordance with paragraph (b) of this Clause 9.3.

(d)	Interest (if unpaid) on an overdue amount will be compounded with that overdue amount at the end of each of its Terms but will remain immediately due and payable.

9.4	Notification of rates of interest
The Facility Agent must promptly notify each relevant Party of the determination of a rate of interest under this Agreement.

9.5	Acknowledgement
The Company acknowledges and confirms for the benefit of the Finance Parties who are banks or branches of foreign banks incorporated in the Slovak Republic that it has been informed about the amount of the annual percentage rate of interest of the Loan and on the fees that the Company shall pay under the Finance Documents in compliance with section 37(2) of the Slovak Banking Act.

10.	TERMS

10.1	Selection

(a)	Each Loan has one Term only.

(b)	The Company must select the Term for a Loan in the relevant Request.

(c)	Subject to the following provisions of this Clause, each Term for a Loan will be one or two weeks, or one, two, three or six months.

10.2	No overrunning the Final Maturity Date

0040772-0000066 BT:1030359.12	29

If a Term would otherwise overrun the Final Maturity Date, it will be shortened so that it ends on the Final Maturity Date in which case the Company will have no obligation to pay Break Costs or other costs arising from the shortening.

10.3	Notification
The Facility Agent must notify each relevant Party of the duration of each Term promptly after ascertaining its duration.

11.	MARKET DISRUPTION

11.1	Failure of a Reference Bank to supply a rate
If IBOR is to be calculated by reference to the Reference Banks but a Reference Bank does not supply a rate by noon on a Rate Fixing Day, the applicable IBOR will, subject as hereinafter provided, be calculated on the basis of the rates of the remaining Reference Banks.

11.2	Market disruption

(a)	In this Clause, each of the following events is a market disruption event:

(i)	IBOR is to be calculated by reference to the Reference Banks but no, or only one, Reference Bank supplies a rate by noon on the Rate Fixing Day; or

(ii)
the Facility Agent receives by close of business on the Rate Fixing Day notification from Lenders whose shares in the relevant Loan exceed 30 per cent. of that Loan that the cost to them of obtaining matching deposits in the relevant interbank market is in excess of IBOR for the relevant Term.

(b)	The Facility Agent must promptly notify the Company and the Lenders of a market disruption event.

(c)	After notification under paragraph (b), the rate of interest on each Lender's share in the affected Loan for the relevant Term will be the aggregate of the applicable:

(i)	Margin;

(ii)
rate notified to the Facility Agent by that Lender as soon as practicable, and in any event before interest is due to be paid in respect of that Term, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its share in that Loan from whatever source it may reasonably select; and

(iii)	Mandatory Cost.

11.3	Alternative basis of interest or funding

(a)
If a market disruption event occurs and the Facility Agent or the Company so requires, the Company and the Facility Agent must enter into negotiations for a period of not more than 30 days with a view to agreeing an alternative basis for determining the rate of interest and/or funding for the affected Loan.

(b)	Any alternative basis agreed will be, with the prior consent of all the Lenders, binding on all the Parties.

0040772-0000066 BT:1030359.12	30

12.	TAXES

12.1	Gross-up
All payments by the Company under the Finance Documents shall be made without any Tax Deduction, except to the extent that the Company is required by law to make payment subject to any Taxes. If any Relevant Tax or amounts in respect of any Relevant Tax must be deducted from any amounts payable or paid by the Company, or paid or payable by the Facility Agent to a Lender, under the Finance Documents, the Company shall, subject to Clause 12.4 (Exception to the gross-up), pay such additional amounts as may be necessary to ensure that the relevant Lender receives a net amount equal to the full amount which it would have received had payment not been made subject to Relevant Tax.

12.2	Tax receipts
All Taxes required by law to be deducted or withheld by the Company from any amounts paid or payable under the Finance Documents shall be paid by the Company when due and the Company shall, within 15 days of receipt of evidence of the payment being made, deliver the same to the Facility Agent.

12.3	Reimbursement of tax credit
If the Company pays a Tax Payment under Clause 12.1 (Gross-up) for the account of a Lender, and the Lender effectively obtains, or could have effectively obtained by taking reasonable action (in which case the Lender shall be treated as actually having obtained), a refund of Tax, or credit against Tax, by reason of that Tax Payment (a Tax Credit), then the Lender shall reimburse to the Company such amount as the Lender shall reasonably determine to be the proportion of the Tax Credit as will leave the Lender (after that reimbursement) in no better or worse position than it would have been in if the Tax Payment had not been required. Notwithstanding the foregoing, a Lender may choose not to make or to limit the amount or alter the timing of any Tax Credit if to do otherwise would result in a material adverse effect to the Lender or on its relationship with the relevant Tax authority. Upon reasonable request from the Company, the Lender shall provide the Company with a certification concerning whether or not a Tax Credit was obtained or was attempted to be obtained by the Lender as well as reasonable detail concerning the amount of the Tax Credit. No Finance Party is obliged to disclose any information regarding its Tax affairs or computations to any other person.

12.4	Exception to the gross-up
The Company is not required to pay an additional amount for the account of a Lender under Clause 12.1 (Gross-up):

(i)
to the extent that the obligation to pay the additional amount would not have arisen but for the failure by that Lender to provide (within a reasonable period after being requested to do so by the Company or the Facility Agent and at the cost of the Company) any form, certificate or other documentation:

(A)	the provision of which would have relieved (in whole or in part) the Company from the relevant withholding obligation; and

(B)	which it is fully within the power of the Lender to provide;

0040772-0000066 BT:1030359.12	31

(ii)
if that Lender has not complied with its obligations under paragraph (a) of Clause 12.5 (Tax confirmation) for a period of 90 days from the date that Lender became aware that it could not give the confirmation referred to in paragraph (a) of Clause 12.5 (Tax confirmation); or

(iii)	the confirmation provided by that Lender under Clause 12.5(a) (Tax confirmation) is incorrect when made.

12.5	Tax confirmation

(a)
Each Lender (other than a Lender with its Facility Office situated in the Republic) confirms to the Company that on the date of this Agreement (or if it only subsequently becomes a Party to this Agreement, on that date) under the terms of a double taxation treaty between the jurisdiction in which that Lender is resident and the Republic payments due to it under the Finance Documents may be made without deduction or withholding on account of any Tax imposed or levied by the Republic (or any political subdivision or taxing authority of the Republic) under the laws of the Republic, as interpreted and applied at that time.

(b)
If a Lender becomes aware that it could not, on any particular day, give the confirmation referred to in paragraph (a) of this Clause 12.5, it shall promptly but in any event within 90 days, notify such to the Company (through the Facility Agent).

12.6	Stamp taxes
The Company must pay and indemnify each Finance Party against any stamp duty, registration or other similar Tax payable in connection with the entry into, performance or enforcement of any Finance Document, except for any such Tax payable in connection with the entry into a Transfer Certificate.

12.7	Value added taxes

(a)
Any amount (including costs, fees and expenses) payable under a Finance Document by the Company is exclusive of any value added tax or similar tax that might be chargeable in connection with that amount. If any such value added tax or similar tax is chargeable, the Company must pay (in addition to and at the same time as it pays that amount) an amount equal to the amount of that value added tax or similar tax.

(b)
The obligation of the Company under paragraph (a) of this Clause 12.7 will be reduced to the extent that the Finance Party is entitled to repayment or a credit in respect of the relevant value added tax or similar tax.

12.8	FATCA Deduction

(a)
Each Party may make any FATCA Deduction it is required to make by FATCA, and any payment required in connection with that FATCA Deduction, and no Party shall be required to increase any payment in respect of which it makes such a FATCA Deduction or otherwise compensate the recipient of the payment for that FATCA Deduction.

(b)
Each Party shall promptly, upon becoming aware that it must make a FATCA Deduction (or that there is any change in the rate or the basis of such FATCA Deduction) notify the Party to whom it is making the payment and, in addition, shall notify the Company, the Facility Agent and the other Finance Parties.

0040772-0000066 BT:1030359.12	32

13.	INCREASED COSTS

13.1	Increased Costs
Except as hereinafter provided in this Clause, the Company must pay to a Finance Party the amount of any Increased Cost incurred by that Finance Party or its Holding Company as a result of:

(a)	the introduction of, or any change in, or any change in the interpretation, or application of, any law or regulation; or

(b)	compliance with any law or regulation made after the date of this Agreement.
Each Finance Party agrees to notify the Company promptly upon becoming aware that this Clause 13.1 applies.

13.2	Exceptions
The Company need not make any payment for an Increased Cost to the extent that the Increased Cost is:

(a)	compensated for under another Clause or would have been but for an exception to that Clause;

(b)	a tax on the overall net income of a Finance Party or its Holding Company;

(c)	attributable to a FATCA Deduction required to be made by a Party;

(d)	attributable to a Finance Party or its Holding Company wilfully failing to comply with any law or regulation; or

(e)	attributable to the failure of the relevant Finance Party or its Holding Company to notify the Company of that increased cost within 45 days of becoming aware of it.

13.3	Claims

(a)
A Finance Party intending to make a claim for an Increased Cost must notify the Facility Agent of the circumstances giving rise to and the amount of the claim, following which the Facility Agent will promptly notify the Company.

(b)	Each Finance Party must, as soon as practicable after a demand by the Facility Agent, provide a certificate confirming the amount of its Increased Cost.

14.	MITIGATION

14.1	Mitigation
If circumstances arise that would, or would on the giving of notice, result in:

(a)	any additional amounts becoming payable under Clause 12 (Taxes); or

(b)	any amount becoming payable under Clause 13 (Increased Costs); or

0040772-0000066 BT:1030359.12	33

(c)	any prepayment or cancellation under Clause 8.1 (Mandatory prepayment - illegality); or

(d)	a Finance Party incurring any cost of complying with the minimum reserve requirements of its supervising and regulating entity, then, without limiting the obligations of the Company under this Agreement and without prejudice to the terms of Clauses 12 (Taxes), 13 (Increased Costs) and 8.1 (Mandatory prepayment - illegality), the relevant Lender shall, in consultation with the Company, take such reasonable steps as may be open to it to mitigate or remove the relevant circumstance, including (without limitation) changing its Facility Office to one in another jurisdiction or the transfer of its rights and obligations under this Agreement to another person, unless to do so might (in the reasonable opinion of the Lender) be materially prejudicial to it.

15.	PAYMENTS

15.1	Place
Unless a Finance Document specifies that payments under it are to be made in another manner, all payments by a Party (other than the Facility Agent) under the Finance Documents must be made to the Facility Agent to its account at such office or bank:

(a)	in the principal financial centre of the country of the relevant currency; or

(b)	in the case of euro, in the principal financial centre of a Participating Member State or London, as it may notify to that Party for this purpose by not less than ten Business Days' prior notice.

15.2	Funds
Payments under the Finance Documents to the Facility Agent must be made for value on the due date at such times and in such funds as the Facility Agent may acting reasonably specify to the Party concerned as being customary at the time for the settlement of transactions in the relevant currency in the place for payment.

15.3	Distribution

(a)
Each payment received by the Facility Agent under the Finance Documents for another Party must, except as hereinafter provided, be made available by the Facility Agent to that Party by payment (as soon as practicable after receipt) to its account with such office or bank:

(i)	in the principal financial centre of the country of the relevant currency; or

(ii)	in the case of euro, in the principal financial centre of a Participating Member State or London, as it may notify to the Facility Agent for this purpose by not less than ten Business Days' prior notice.

0040772-0000066 BT:1030359.12	34

(b)
The Facility Agent may apply any amount received by it for the Company in or towards payment (as soon as practicable after receipt) of any amount due from the Company under the Finance Documents or in or towards the purchase of any amount of any currency to be so applied.

(c)
Where a sum is paid to the Facility Agent under this Agreement for another Party, the Facility Agent is not obliged to pay that sum to that Party until it has established that it has actually received it. However, the Facility Agent may assume that the sum has been paid to it, and, in reliance on that assumption, make available to that Party a corresponding amount. If it transpires that the sum has not been received by the Facility Agent, that Party must immediately on demand by the Facility Agent refund any corresponding amount made available to it together with interest on that amount from the date of payment to the date of receipt by the Facility Agent at a rate calculated by the Facility Agent to reflect its cost of funds.

15.4	Currency

(a)	Unless a Finance Document specifies that payments under it are to be made in a different manner, the currency of each amount payable under the Finance Documents is determined under this Subclause.

(b)	Interest is payable in the currency in which the relevant amount in respect of which it is payable is denominated.

(c)	A repayment or prepayment of any principal amount is payable in the currency in which that principal amount is denominated on its due date.

(d)	Amounts payable in respect of Taxes, fees, costs and expenses are payable in the currency in which they are incurred.

(e)	Each other amount payable under the Finance Documents is payable in euros.

15.5	No set-off or counterclaim
All payments made by the Company under the Finance Documents must be calculated and made without (and free and clear of any deduction for) set-off or counterclaim.

15.6	Business Days

(a)	If a payment under the Finance Documents is due on a day that is not a Business Day, the due date for that payment will instead be the next Business Day.

(b)	During any extension of the due date for payment of any principal under this Agreement interest is payable on that principal at the rate payable on the original due date.

15.7	Partial payments

(a)
If any Administrative Party receives a payment insufficient to discharge all the amounts then due and payable by the Company under the Finance Documents, the Administrative Party must apply that payment towards the obligations of the Company under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Administrative Parties under the Finance Documents;

0040772-0000066 BT:1030359.12	35

(ii)	secondly, in or towards payment pro rata of any accrued interest or fee due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal amount due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Facility Agent must, if so directed by all the Lenders, vary the order set out in sub-paragraphs (a)(ii) to (iv) of this Clause 15.7.

(c)	This Sub-clause will override any appropriation made by the Company.

15.8	Bankruptcy proceeds in respect of a Qualified Related-Party Receivable

(a)
If a Facility Agent receives any proceeds from a bankruptcy trustee of the relevant bankrupt person (in Slovak: úpadca) (including, without limitation, the Company) which proceeds shall be applied towards discharge of the Company's obligations under the Finance Documents, the Facility Agent shall not be obliged to pay the Pro Rata Share in such proceeds to a Lender which is a creditor of a Qualified Related-Party Receivable (such Lender in this Clause as the qualified impaired Lender and such unpaid Pro-Rata Share in this Clause as the qualified Pro Rata Share), to the extent to which such proceeds were not received by the Facility Agent towards full or partial repayment of the relevant Qualified Related-Party Receivable owed to the qualified impaired Lender.

(b)
The qualified Pro Rata Share received by the Facility Agent and not paid to the qualified impaired Lender pursuant to paragraph (a) above shall be distributed among other Lenders (other than the qualified impaired Lender) according to their Pro Rata Shares, provided that when calculating such Pro Rata Shares, the qualified impaired Lender's shares in the outstanding Loans or the undrawn Commitments shall be disregarded.

15.9	Timing of payments
If a Finance Document does not provide for when a particular payment is due, that payment will be due 30 days after receipt by the Company of a claim (accompanied by, if available, separate invoices) signed on behalf of the relevant Finance Party specifying the amount due, the provision of the Finance Document under which the Company’s liability to pay arises and setting out in reasonable detail a calculation of the amount due.

16.	REPRESENTATIONS AND WARRANTIES

16.1	Representations and warranties
The Company makes the representations and warranties set out in this Clause 16 (Representations and warranties) to each Finance Party.

16.2	Status

(a)	It is a limited liability company duly organised and validly existing under the laws of the Republic.

(b)	It has the power to own its property and Assets.

0040772-0000066 BT:1030359.12	36

(c)	It has power to carry on its business as it is now being conducted.

16.3	Powers and authority
It has the power to enter into and perform, and has taken all necessary action to authorise, the execution, delivery and performance of the Finance Documents to which it is or will be a party and the transactions contemplated by those Finance Documents.

16.4	Legal validity
Each Finance Document to which it is a party:

(a)	constitutes, or when executed will constitute, its legal, valid and binding obligation enforceable in accordance with its terms; and

(b)	is in proper form for its enforcement in the Republic if accompanied by a certified Slovak translation;
save that enforcement of the Company’s obligations under the Finance Documents may be affected by insolvency, bankruptcy and similar laws affecting the rights of creditors generally.

16.5	Non-conflict
The execution, delivery and performance of the Finance Documents to which it is or will be a party by it will not:

(a)	violate in any respect any provision of:

(i)	any applicable law or regulation of the Republic or any order of any governmental, judicial or public body or authority in the Republic binding on the Company; or

(ii)	the laws and documents incorporating and constituting the Company; or

(iii)	any mortgage, agreement or other financial undertaking or instrument to which the Company is a party or which is binding upon or any Assets of the Company; or

(b)
to the best of the Company’s knowledge result in the creation or imposition of any Security Interest on any Assets of the Company pursuant to the provisions of any mortgage, agreement or other undertaking or instrument to which the Company is a party or which is binding upon it.

16.6	No default
No Default is outstanding.

16.7	Authorisations
All authorisations and other requirements of governmental, judicial and public bodies and authorities required by any member of the Group or advisable:

0040772-0000066 BT:1030359.12	37

(a)	in connection with the execution, delivery, performance, validity and enforceability of the Finance Documents; or

(b)	to make the Finance Documents to which it is a party admissible in evidence in the Republic, have been obtained or effected and are in full force and effect.

16.8	Litigation
Except to the extent as disclosed in writing to the Facility Agent:

(a)
there is no litigation, arbitration or administrative proceedings relating to any member of the Group that is material to the Company, the same are not current or pending or, to the knowledge of the Company, threatened; and

(b)
no litigation, arbitration or administrative proceedings are current or pending or, to the knowledge of the Company, threatened, which would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents.

16.9	Title
Except to the extent disclosed in writing to the Facility Agent, it has valid leases or good and marketable title to all its material Fixed Assets which are reflected in the most recent audited consolidated financial statements of the Group delivered to the Facility Agent under Clause 16.18 (Financial statements), subject to any disposal permitted under Clause 19.7 (Disposals) and to no Security Interest securing Financial Indebtedness over such Fixed Assets, except any Permitted Security Interest.

16.10	Borrowing limits
The borrowing of the full amount available under this Agreement will not cause any limit on its borrowing or other powers or on the exercise of such powers by its board of directors whether imposed by the Company's Articles of Association or similar document or by statute, regulation, or agreement, to be exceeded.

16.11	Taxes on payments
All amounts payable by it under the Finance Documents may be made without any Tax Deduction.

16.12	No filing or stamp taxes
Under the law of the Republic it is not necessary that the Finance Documents be filed, recorded or enrolled with any court or other authority in that jurisdiction or that any stamp, registration or similar tax be paid on or in relation to the Finance Documents or the transactions contemplated by the Finance Documents.

16.13	Immunity
Subject to any general provisions of law with respect to immunity of certain assets from attachment and from execution, referred to in any legal opinion required under this Agreement,

0040772-0000066 BT:1030359.12	38

it is not entitled to claim immunity from suit, attachment, enforcement or other legal process in the Republic.

16.14	Governing law and enforcement

(a)	Subject to the Legal Reservations, the choice of English law as the governing law of the Finance Documents will be recognised and enforced in the Republic.

(b)	Subject to the Legal Reservations, any judgment obtained in England in relation to a Finance Document will be recognised and enforced in the Republic.

16.15	Solvency

(a)	It is not insolvent (in Slovak: v úpadku); and

(b)
it has not taken any action nor, so far as it is aware have any steps been taken or legal proceedings been started or threatened against it for winding-up, dissolution, reorganisation, or bankruptcy the enforcement of any encumbrance over its assets or for the appointment of a receiver, administrative receiver or administrator, trustee or similar officer of it or of any or all of its assets or revenues.

16.16	Information

(a)
All factual information provided in writing by an officer of any member of the Group, U. S. Steel or any Subsidiary of U. S. Steel to the Finance Parties in connection with the Finance Documents was true and accurate in all material respects as at its date or (if appropriate) as at the date (if any) at which it is stated to be given by that person.

(b)	Nothing was omitted from the information referred to in paragraph (a) of this Clause 16.16 that, if disclosed, would make that information untrue or misleading in any material respect.

(c)	Nothing has occurred since the date of the information referred to in paragraph (a) of this Clause 16.16 that, if disclosed, would make that information untrue or mislead in any material respect.

16.17	No notarial deed
No member of the Group has created any notarial deed (as referred to in section 41(2) of the Slovak Act No. 233/1995 Coll. as amended or section 274(e) of the Slovak Act No. 99/1963 Coll., in its wording up to 31 August 2005 respectively) in relation to any Financial Indebtedness.

16.18	Financial statements
Its audited consolidated financial statements most recently delivered to the Facility Agent (which, at the date of this Agreement, are the financial statements of the Company for the year ended 31 December 2012):

(a)	have been prepared in accordance with accounting principles and practices generally accepted in its jurisdiction of incorporation, consistently applied; and

(b)	fairly represent its consolidated financial condition as at the date to which they were drawn up, except, in each case, as disclosed to the contrary in those financial statements.

0040772-0000066 BT:1030359.12	39

16.19	Slovak Banking Act

(a)	It represents that it is not a person having any special relationship (osobitný vzťah) as defined in the Slovak Banking Act, to any Lender.

(b)	When making any payment under or in connection with any Finance Document, it will use solely the funds owned by it.

(c)	It is entering into each Finance Document as a principal and not as agent and, in its own name on its own account.

16.20	ERISA
Each Plan of the Company and of each ERISA Affiliate of the Company complies in all material respects with all applicable requirements of law and regulation. No Reportable Event has occurred with respect to any Plan, and no steps have been taken to terminate any Plan. Neither the Company nor any of its ERISA Affiliates has had a complete or partial withdrawal from any Multiemployer Plan (as defined by ERISA) or initiated any steps to do so.

16.21	Margin Regulations
Neither the Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

16.22	Centre of Main Interests
Its Centre of Main Interests is situated in its jurisdiction of incorporation and it has no Establishment in any other jurisdiction.

16.23	Material adverse change
Since 31 December 2012, there has not been any material adverse change in the business, Assets, regulation or financial condition of the Company that would reasonably be expected to have a material adverse effect on the Company's ability to perform its obligations under the Finance Documents.

16.24	Times for making representations and warranties

(a)	The Company makes the representations and warranties set out in this Clause on the date of this Agreement.

(b)
Unless a representation and warranty is expressed to be given at a specific date, each representation and warranty is deemed to be repeated by the Company on the date of each Request and the first day of each Term except that the representations and warranties in Clause 16.5(a)(iii) and (b) (Non-conflict), 16.8(a) (Litigation), 16.11 (Taxes on payments), 16.12 (No filing or stamp taxes) and 16.20 (ERISA) shall not be repeated by the Company.

(c)
When the representation and warranty in Clause 16.6 (No default) is repeated on a Request for a Rollover Loan or the first day of a Term for a Loan (other than the first Term for that Loan), the reference to a Default will be construed as a reference to an Event of Default.

0040772-0000066 BT:1030359.12	40

(d)	When a representation and warranty is repeated, it is applied to the circumstances existing at the time of repetition.

17.	INFORMATION COVENANTS

17.1	Duration
The undertakings in this Clause 17 (Information Covenants) remain in force from the date of this Agreement for so long as any amount is or may be outstanding under any Finance Document.

17.2	Financial Information
The Company shall furnish to the Facility Agent in sufficient copies for all Lenders:

(a)
the annual audited unconsolidated financial statements of the Company including the report of independent auditors and accompanying notes for each of its financial years as soon as practicable (and in any event within 180 days after the end of each of its financial years), such financial statements:

(i)	to be prepared in accordance with the IFRS consistently applied;

(ii)	to be audited by an internationally recognised firm of accountants;

(iii)	to give a true and fair view of the financial condition of the Company and the result of its operations for the period ended on the date to which such financial statements were prepared; and

(iv)	signed by the chief financial officer (or equivalent), or by two senior officers of the Company;

(b)
the annual unaudited consolidated balance sheet and income statements of the Group to be prepared in accordance with USGAAP consistently applied, annually, i.e. for each of its financial years as soon as practicable (and in any event within 120 days after the end of each of its financial years) certified by the chief financial officer (or equivalent) of the Company; and

(c)
the quarterly unaudited consolidated balance sheet and cash flow statement of the Group to be prepared in accordance with USGAAP consistently applied for the first three quarters (i.e. each of the quarterly periods ending on 31 March, 30 June, and 30 September each year) of each financial year, whereas, for the avoidance of doubt:

(i)
balance sheet and cash flow statement submitted for the quarter ending on 31 March shall contain financial data for the period starting on 1 January of the given financial year and ending on 31 March of the given financial year; and

(ii)
balance sheet and cash flow statement submitted for the quarter ending on 30 June shall contain financial data for the period starting on 1 January of the given financial year and ending on 30 June of the given financial year; and

(iii)	balance sheet and cash flow statement submitted for the quarter ending on 30 September shall contain financial data for the period starting on 1 January of

0040772-0000066 BT:1030359.12	41

the given financial year and ending on 30 September of the given financial year; and
as soon as practicable (and in any event within 60 days after the end of the relevant quarter) certified by the chief financial officer (or equivalent) of the Company;

(d)
the unaudited consolidated profit and loss statement of the Group to be prepared in accordance with USGAAP consistently applied for each of 12-month periods ending on 31 March, 30 June, and 30 September each year, whereas, for the avoidance of doubt:

(i)
profit and loss statement submitted for the rolling 12 months period ending on 31 March shall contain financial data for the period starting on 1 April of the previous financial year and ending on 31 March of the given financial year;

(ii)
profit and loss statement submitted for the rolling 12 months period ending on 30 June shall contain financial data for the period starting on 1 July of the previous financial year and ending on 30 June of the given financial year;

(iii)
profit and loss statement submitted for the rolling 12 months period ending on 30 September shall contain financial data for the period starting on 1 October of the previous financial year and ending on 30 September of the given financial year;

as soon as practicable (and in any event within 60 days after the end of the relevant period) certified by the chief financial officer (or equivalent) of the Company;

(e)
together with the financial statements referred to in paragraph (a) of this Clause 17.2, a certificate of the Company signed by the chief financial officer (or equivalent) of the Company certifying that no Event of Default has occurred (or, if it has, specifying it and the steps being taken to remedy it); and

(f)
as soon as practicable (and in any event within 60 days after the end of the relevant quarter), a certificate of the Company signed by the chief financial officer (or equivalent) of the Company listing the following information, unless already included in the financial statements furnished under paragraph (a) or (c) above or otherwise available to the Finance Parties:

(i)	the average production capacity (in percentage) which the Company used in the quarter for which such certificate is furnished to the Facility Agent; and

(ii)	the average selling prices of steel which the Company realised in the quarter for which such certificate is furnished to the Facility Agent;
the identity of all its Subsidiaries:

(A)
whose total assets in aggregate together with total assets of any other Subsidiaries (being the total of fixed assets and current assets) (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 7.5 per cent, of the Company's total consolidated fixed assets: and/or

0040772-0000066 BT:1030359.12	42

(B)
whose gross revenues together with gross revenues of any other Subsidiaries (being gross revenues less internal revenues (excluding exceptionals), before operating expenses and depreciation) (consolidated in the case of a Subsidiary which itself has one or more Subsidiaries) represent not less than 7.5 per cent, of the consolidated gross revenues of the Group (being gross revenues (excluding exceptionals) before operating expenses and depreciation on a consolidated basis as shown in the Latest Accounts).

17.3	Compliance Certificate

(a)
The Company must supply to the Facility Agent a duly completed Compliance Certificate with each set of quarterly unaudited consolidated financial statements of the Group for the periods ending on 31 March and 30 September each year delivered to the Facility Agent under paragraph (c) of Clause 17.2 (Financial Information).

(b)	A Compliance Certificate must be signed by the chief financial officer (or equivalent) of the Company.

17.4	Information - miscellaneous

(a)
The Company shall furnish to the Facility Agent from time to time with reasonable promptness, such further information regarding the business and financial condition of the Company as the Facility Agent may reasonably request.

(b)
The Company shall promptly notify the Facility Agent of any material business or financial event, including without limitation, any litigation, arbitration, administrative or other proceedings being commenced, which would reasonably be expected to adversely affect its ability to perform its obligations under the Finance Documents.

(c)
Subject to paragraph (d) of this Clause 17.4, the Company must promptly on the request of any Finance Party supply to that Finance Party any documentation or other evidence that is reasonably requested by that Finance Party (whether for itself, on behalf of any Finance Party or any prospective new Lender) to enable a Finance Party or prospective new Lender to carry out and be satisfied with the results of all applicable know your customer requirements.

(d)
The Company is only required to supply any information under paragraph (a) of this Clause 17.4, if the necessary information is not already available to the relevant Finance Party and the requirement arises as a result of:

(i)	the introduction of any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of the Company or any change in the composition of shareholders of the Company after the date of this Agreement; or

(iii)	a proposed assignment or transfer by the Lender of any of its rights and/or obligations under this Agreement to a person that is not a Lender before that assignment or transfer.

(e)
Each Lender must promptly on the request of the Facility Agent supply to the Facility Agent any documentation or other evidence that is reasonably required by the Facility Agent to carry out and be satisfied with the results of all know your customer requirements.

0040772-0000066 BT:1030359.12	43

17.5	Notification of Default
The Company must notify the Facility Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence.

17.6	Slovak banking regulations

(a)
Subject to paragraph (b) of this Clause 17.6, in case of any change to: (i) the amount of the Company's registered capital; or (ii) the participation interest(s) in the Company; or (iii) the voting rights attached to any and all participation interest(s) in the Company, the Company must supply to the Facility Agent in sufficient copies for all Lenders a list of its participants reflecting the situation after such change, promptly after the effectiveness of such change but in each case no later than within five Business Days after the effectiveness of such change.

(b)
The Company is not obliged to supply the list of participants under paragraph (a) of this Clause 17.6 if any such change concerns a participant (in Slovak: spoločník) holding: (i) a participation interest not exceeding 10 per cent. of the registered capital of the Company; or (ii) voting rights not exceeding 10 per cent. of all voting rights in the Company.

(c)
For the purposes of this Clause, a list of participants means a list of persons (whether individuals or legal entities) holding: (i) a participation interest exceeding 10 per cent. of the registered capital of the Company; or (ii) voting rights exceeding 10 per cent. of all voting rights in the Company, containing:

(i)
in case of individuals, the name, family name, business name, identification number or birth certificate number, permanent address or place of business (if different from the permanent address) of that participant; and

(ii)	in case of legal entities, the business name, the legal form, identification number and the registered seat of that participant.

17.7	FATCA Information

(a)	Subject to paragraph (c) below, each Party shall, within ten Business Days of a reasonable request by another Party:

(i)	confirm to that other Party whether it is:

(A)	a FATCA Exempt Party; or

(B)	not a FATCA Exempt Party; and

(ii)
supply to that other Party such forms, documentation and other information relating to its status under FATCA (including its applicable "passthru payment percentage" or other information required under the U.S. Treasury Regulations or other official guidance including intergovernmental agreements) as that other Party reasonably requests for the purposes of that other Party's compliance with FATCA.

(b)
If a Party confirms to another Party pursuant to paragraph (a)(i) above that it is a FATCA Exempt Party and it subsequently becomes aware that it is not, or has ceased to be a FATCA Exempt Party, that Party shall notify that other Party reasonably promptly.

0040772-0000066 BT:1030359.12	44

(c)	Paragraph (a) above shall not oblige any Finance Party to do anything which would or might in its reasonable opinion constitute a breach of:

(i)	any law or regulation;

(ii)	any fiduciary duty; or

(iii)	any duty of confidentiality.

(d)
If a Party fails to confirm its status or to supply forms, documentation or other information requested in accordance with paragraph (a) above (including, for the avoidance of doubt, where paragraph (c) above applies), then:

(i)	if that Party failed to confirm whether it is (and/or remains) a FATCA Exempt Party then such Party shall be treated for the purposes of the Finance Documents as if it is not a FATCA Exempt Party; and

(ii)
if that Party failed to confirm its applicable "passthru payment percentage" then such Party shall be treated for the purposes of the Finance Documents (and payments made thereunder) as if its applicable "passthru payment percentage" is 100%, until (in each case) such time as the Party in question provides the requested confirmation, forms, documentation or other information.

18.	FINANCIAL COVENANTS

18.1	Definitions
In this Agreement:
Cash and Cash Equivalents means, at any time:

(a)	cash in hand or on deposit with any acceptable bank;

(b)	certificates of deposit, maturing within 30 days after the relevant date of calculation, issued by an acceptable bank;

(c)	any investment in marketable obligations issued or guaranteed by the government of an agreed country or by an instrumentality or agency of those governments having an equivalent credit rating which:

(i)	matures within 30 days after the date of the relevant calculation; and

(ii)	is not convertible to any other security;

(d)	open market commercial paper not convertible to any other security:

(i)	for which a recognised trading market exists;

(ii)	issued in an agreed country;

(iii)	which matures within 30 days after the relevant date of calculation; and

0040772-0000066 BT:1030359.12	45

(iv)
which has a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody's, or, if no rating is available in respect of the commercial paper, the issuer of which has, in respect of its long-term unsecured and non-credit enhanced debt obligations, an equivalent rating;

(e)	investments accessible within 30 days in money market funds which:

(i)	have a credit rating of either A-1 or higher by S&P or Fitch or P-1 or higher by Moody's; and

(ii)	invest substantially all their assets in securities of the types described in paragraphs (b) to (d); or

(f)	any other debt, security or investment approved by the Majority Lenders, in each case, to which any member of the Group is beneficially entitled at that time and which is capable of being applied against Financial Indebtedness of the Group. For this purpose an acceptable bank is a commercial bank or trust company which has a rating of A or higher by S&P or Fitch or A2 or higher by Moody's or a comparable rating from a nationally recognised credit rating agency for its long-term unsecured and non-credit enhanced debt obligations or has been approved by the Majority Lenders; and
an agreed country is the United States of America or any member state of the European Economic Area which has a rating of A or higher by S&P or Fitch or A2 or higher by Moody's for its long-term unsecured and non-credit enhanced debt obligations.
EBITDA means, in relation to a Measurement Period, operating profit of the Group before taxation after adding back depreciation and amortization of the Assets of the Group for that Measurement Period excluding (i) non-cash losses or expenses or (ii) income or gains from any unusual, extraordinary or otherwise non-recurring items.
Interest Expense means, in relation to a Measurement Period, the aggregate amount of the interest expense/interest paid on debt in respect of Financial Indebtedness of the Group (excluding, for avoidance of doubt, capitalized finance payments in respect of investments into Fixed Assets by a member of the Group) whether paid or payable by a member of the Group during a Measurement Period.
Measurement Date means 31 March and 30 September each year, with the first Measurement Date being 30 September 2013.
Measurement Period means a period of 12 consecutive calendar months ending on a Measurement Date.
Net Debt means at any time the Financial Indebtedness of the Group (excluding any Short-term Derivative Transactions and Subordinated Intercompany Indebtedness) less the aggregate amount of Cash and Cash Equivalents at that time.
Short-term Derivative Transactions means interest rate or currency swaps, forward foreign exchange transactions, financial or commodity futures transactions, commodity swaps or other derivative transactions concluded for tenor one year or less related to operations and transactions in the normal course of business of the relevant member of the Group.

0040772-0000066 BT:1030359.12	46

Subordinated Intercompany Indebtedness means Financial Indebtedness owed by the Company to any of its Affiliates which is subject to subordination undertaking for the benefit of the Finance Parties in the form and substance acceptable to Majority Lenders.
Tangible Net Worth means at any time the aggregate of:

(a)	the amount paid up or credited as paid up on the registered capital of the Group on a consolidated basis;

(b)	the net amount standing to the credit (or debit) of the consolidated reserves of the Group;

(c)	retained earnings and profit of the current financial period of the Group; and

(d)	the amount of Subordinated Intercompany Indebtedness;
based on the latest consolidated balance sheet of the Group (the latest balance sheet) but adjusted by:

(i)	deducting any dividend or other distribution proposed, declared or made by the Company;

(ii)	deducting any amount attributable to goodwill or any other intangible asset;

(iii)
reflecting any variation in the amount of the registered capital of the Group on a consolidated basis after the date of the latest balance sheet (and any change in the consolidated reserves of the Group resulting from that variation);

(iv)
reflecting any variation in the interest of the Company in any other member of the Group since the date of the latest balance sheet (to be calculated on the assumption that the variation had occurred immediately before the latest balance sheet date).

18.2	Interpretation

(a)	Except as provided to the contrary in this Agreement, an accounting term used in this Clause is to be construed in accordance with USGAAP.

(b)	Any amount in a currency other than euro is to be taken into account at its euro equivalent calculated on the basis of:

(i)
the European Central Bank rate of exchange for the purchase of the relevant currency in the London foreign exchange market with euros as of 3 p.m. on the day the relevant amount falls to be calculated; or

(ii)
if the amount is to be calculated on the last day of a financial period of the Company, the relevant rates of exchange used by the Company in, or in connection with, its financial statements for that period.

(c)	No item may be credited or deducted more than once in any calculation under this Clause.

18.3	Leverage
The Company must ensure that Net Debt does not:

0040772-0000066 BT:1030359.12	47

(a)
at any Measurement Date starting with the Measurement Date falling on 30 September 2013 and ending with the Measurement Date falling on 31 March 2015 (both inclusive), exceed 3.5 times EBITDA for the Measurement Period ending on that Measurement Date; and

(b)	at any Measurement Date starting with the Measurement Date falling on and including 30 September 2015, exceed 2.5 times EBITDA for the Measurement Period ending on that Measurement Date.

18.4	Gearing
The Company must ensure that Net Debt does not at any Measurement Date exceed 40 per cent. of Tangible Net Worth at that time.

18.5	Interest Cover
The Company must ensure that the ratio of EBITDA to Interest Expense is not, for any relevant Measurement Period, less than 3.0 to 1.

19.	GENERAL COVENANTS

19.1	Authorisations
The Company shall obtain and promptly renew from time to time all authorisations as may be required under any applicable law or regulation to enable it to perform its obligations under the Finance Documents, or required for the validity or enforceability of any Finance Document, shall comply with the terms of the same and will ensure the availability and transferability of sufficient foreign exchange to enable it to comply with its obligations under the Finance Documents.

19.2	Compliance with laws
The Company shall comply in all respects with all laws to which it may be subject, if failure so to comply would materially impair its ability to perform its obligations under the Finance Documents.

19.3	Corporate existence

(a)
The Company shall maintain its corporate existence and its right to carry on its operations and will acquire, maintain and renew all rights, licences, concessions, contracts, powers, privileges, leases, lands, sanctions and franchises necessary or useful for the conduct of its operations except, in each case, where the failure to do so would not reasonably be expected to materially adversely affect the Company's ability to perform its obligations under the Finance Documents.

(b)	The Company shall not:

(i)	change its name; or

(ii)	change its financial year end from 31 December.

19.4	Insurance

0040772-0000066 BT:1030359.12	48

The Company shall effect and maintain such insurance over and in respect of its Assets and business covering such risks and in such amounts as U. S. Steel maintains from time to time with respect to other similar steel-making facilities owned by U. S. Steel, subject to such deductibles and other forms of self-insurance as from time to time are generally applicable to such other steel-making facilities provided such coverage is available to the Company on similar or better terms.

19.5	Pari passu
The Company shall procure that its obligations under the Finance Documents do and will constitute its direct, unconditional, unsecured, unsubordinated and general obligations and do and will rank at least pari passu with all other present and future unsecured and unsubordinated Financial Indebtedness issued, created or assumed by it other than amounts which are afforded priority by applicable law.

19.6	Negative pledge
The Company shall not create, assume or permit to exist any Security Interest over all or any of its Assets to secure Financial Indebtedness other than a Permitted Security Interest.

19.7	Disposals

(a)
Except as provided in paragraph (b) of this Clause 19.7, the Company shall not either in a single transaction or in a series of transactions whether related or not and whether voluntary or involuntary, sell, transfer, grant or lease or otherwise dispose of (in each case whether conditionally or otherwise) any of its Fixed Assets other than Permitted Disposals.

(b)
Notwithstanding paragraph (a) of this Clause 19.7, throughout the life of the Facility, Fixed Assets having an aggregate book value not exceeding 10 per cent. of all Fixed Assets (as shown in or included for the purposes of the audited consolidated financial statements for the year ended 31 December 2012) may be disposed of where the disposal is on arm's length commercial terms.

19.8	Mergers
The Company shall not, without the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders, enter into any merger or other arrangement of a similar nature other than a Permitted Merger.

19.9	Change of business
Except with the prior written consent of the Facility Agent acting on the instructions of the Majority Lenders, the Company shall not make or threaten to make any substantial change in its business as conducted on the date of this Agreement.

19.10	Borrowing

(a)	Subject to paragraph (b) below, the Company shall not, and the Company shall procure that no member of the Group shall incur any Financial Indebtedness other than:

(i)	Financial Indebtedness not exceeding €600,000,000 (or its equivalent) in aggregate (including amounts borrowed under the Finance Documents);

0040772-0000066 BT:1030359.12	49

(ii)	Financial Indebtedness upon terms approved by the Facility Agent acting on the instructions of the Majority Lenders;

(iii)
currency and commodity hedging used only to mitigate the risks relating to fluctuations in currencies and commodity prices, provided each such hedging arrangement is entered into for a period no longer than 18 months;

(iv)	for the avoidance of doubt, operating lease obligations;

(v)	for the avoidance of doubt, trade payables and other contractual obligations to suppliers and customers in the ordinary course of trading;

(vi)	debt subordinated to the Loans under subordination agreements acceptable to the Facility Agent acting on the instructions of Majority Lenders; and

(vii)	any refinancing of any of the foregoing up to the same principal amount.

(b)
The obligation under paragraph (a) above shall apply only until the Company delivers to the Facility Agent the first Compliance Certificate in accordance with Clause 17.3 (Compliance Certificate) which confirms that the Company complies with its obligations under Clause 18 (Financial Covenants).

19.11	Environmental compliance
Except to the extent disclosed in writing to the Facility Agent, the Company shall comply with applicable Environmental Law except where failure to do so would not reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents. For this purpose, Environmental Law means:

(a)	all environmental authorisations applicable to the Company; and

(b)
all other applicable environmental laws, rules and regulations concerning the protection of human health or the environment or the transportation of any substance capable of causing harm to man or any other living organism or the environment or public health or welfare, including, without limitation, hazardous, toxic, radioactive or dangerous waste.

19.12	No notarial deed
The Company shall not and the Company shall procure that no other member of the Group will, create any notarial deed (as referred to in section 41(2) of the Slovak Act No. 233/1995 Coll., as amended) in relation to any Financial Indebtedness.

19.13	No Margin Stock
The Company may not:

(a)	extend credit for the purpose, directly or indirectly, of buying or carrying Margin Stock; or

(b)	use any Loan or allow any Loan to be used, directly or indirectly, to buy or carry Margin Stock or for any other purpose in violation of the Margin Regulations.

0040772-0000066 BT:1030359.12	50

19.14	Centre of Main Interests
The Company must not cause or allow its registered office or Centre of Main Interests to be in, or maintain an Establishment in, any jurisdiction other than its jurisdiction of incorporation.

20.	DEFAULT

20.1	Events of Default
Each of the events set out in Clauses 20.2 (Non-payment) to 20.10 (Repudiation) (both inclusive) is an Event of Default (whether or not caused by any reason whatsoever outside the control of the Company or any other person).

20.2	Non-payment
The Company does not pay on the due date any amount payable by it under the Finance Documents at the place at and in the currency in which it is expressed to be payable and (if the failure to pay is caused solely by technical or administrative error) it is not remedied within five Business Days of its due date.

20.3	Breach of other obligations

(a)
Subject to paragraph (b) below, the Company fails to comply with any of its obligations under the Finance Documents (other than those referred to in Clause 20.2 (Non-payment)) and the failure to comply (if it is capable of remedy) remains unremedied for 30 days after the earlier of:

(i)	the day when the Facility Agent gives the Company notice of the failure to comply; and

(ii)	the day when the Company became aware of the failure to comply.

(b)
A failure by the Company to comply with any of its obligations under Clause 18 (Financial Covenants) at any Measurement Date shall not be considered an Event of Default if at that Measurement Date no Loan was outstanding.

20.4	Misrepresentation
Any representation, warranty or statement made or repeated in the Finance Documents or in any written certificate or statement delivered, made or issued by or on behalf of the Company under the Finance Documents or in connection with the Finance Documents shall at any time be incorrect in any respect when so made or repeated or deemed to be made or repeated and the circumstances giving rise to such misrepresentation would reasonably be expected to have a material adverse effect on the ability of the Company to perform its obligations under the Finance Documents.

20.5	Insolvency/enforcement

(a)	Any action shall be taken by the Company or one of its Affiliates for the dissolution or termination of existence or liquidation of the Company; or

(b)	an application by the Company for bankruptcy (konkurz), restructuring (reštrukturalizácia) or moratorium, or an arrangement with creditors of the Company is entered into, or any other

0040772-0000066 BT:1030359.12	51

proceeding or arrangement by which the Assets of the Company are submitted to the control of its creditors occurs or is entered into; or

(c)	the Company is adjudged bankrupt pursuant to a final non-appealable order; or

(d)	there shall be appointed a liquidator, trustee, administrator, receiver or similar officer of the Company or a receiver of all or substantially all of the Assets of the Company; or

(e)
all or substantially all of the Assets of the Company shall be attached or distrained upon or the same shall become subject at any time to any order of a court or other process and such attachment, distraint, order or process shall remain in effect and shall not be discharged within thirty days; or

(f)
the Company shall become insolvent (in Slovak: v úpadku) or be declared insolvent by a competent governmental or judicial authority or shall admit in writing its inability to pay its debts as they fall due; or

(g)	a moratorium shall be made or declared in respect of all or any Financial Indebtedness of the Company.

20.6	Cessation of business
The Company ceases or threatens to cease to carry on the whole or a substantial part of its business, save as permitted by Clause 19.7 (Disposals) and Clause 19.8 (Mergers).

20.7	Revocation of authorisation

(a)
Any authorisation or other requirement of any governmental, judicial or public body or authority necessary to enable the Company under any applicable law or regulation to perform its obligations under the Finance Documents or for its businesses or required for the validity or enforceability of the Finance Documents shall be modified, revoked, withdrawn or withheld in any material respect or shall fail to remain in full force and effect for more than 30 days.

(b)	The Company fails to comply with any authorisation or other requirement set out in paragraph (a) of this Clause 20.7.

20.8	Expropriation
All or any substantial part of the Assets of the Company shall be seized or expropriated by any authority.

20.9	Unlawfulness
At any time it is unlawful for the Company to perform such of its obligations under the Finance Document as are, in the reasonable opinion of the Majority Lenders, material.

20.10	Repudiation
The Company repudiates a Finance Document in writing.

20.11	Acceleration

0040772-0000066 BT:1030359.12	52

If an Event of Default is outstanding, the Facility Agent may, and must if so instructed by the Majority Lenders, by notice to the Company:

(a)	cancel all or any part of the Total Commitments; and/or

(b)	declare that all or part of any amounts outstanding under the Finance Documents are:

(i)	immediately due and payable; and/or

(ii)	payable on demand by the Facility Agent acting on the instructions of the Majority Lenders.
Any notice given under this Subclause will take effect in accordance with its terms.

21.	THE ADMINISTRATIVE PARTIES

21.1	Appointment and duties of the Facility Agent

(a)	Each Finance Party (other than the Facility Agent) irrevocably appoints the Facility Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each Finance Party irrevocably authorises the Facility Agent to:

(i)
perform the duties and to exercise the rights, powers and discretions that are specifically given to it under the Finance Documents, together with any other incidental rights, powers and discretions; and

(ii)	enter into and deliver each Finance Document expressed to be entered into by the Facility Agent.

(c)	The Facility Agent has only those duties that are expressly specified in the Finance Documents. Those duties are solely of a mechanical and administrative nature.

21.2	Role of the Arranger
Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party in connection with any Finance Document.

21.3	No fiduciary duties

(a)	Nothing in the Finance Documents makes an Administrative Party a trustee or fiduciary for any other Party or any other person.

(b)	No Administrative Party need hold in trust any moneys paid to it or recovered by it for a Party in connection with the Finance Documents or be liable to account for interest on those moneys.

21.4	Individual position of an Administrative Party

(a)
If it is also a Lender, each Administrative Party has the same rights and powers under the Finance Documents as any other Lender and may exercise those rights and powers as though it were not an Administrative Party.

(b)	Each Administrative Party may:

0040772-0000066 BT:1030359.12	53

(i)	carry on any business with the Company or its related entities (including acting as an agent or a trustee for any other financing); and

(ii)	retain any profits or remuneration it receives under the Finance Documents or in relation to any other business it carries on with the Company or its related entities.

21.5	Reliance
The Facility Agent may:

(a)	rely on any notice or document believed by it to be genuine and correct and to have been signed by, or with the authority of, the proper person;

(b)	rely on any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify;

(c)	engage, pay for and rely on professional advisers selected by it (including those representing a Party other than the Facility Agent); and

(d)	act under the Finance Documents through its personnel and agents.

21.6	Lenders' instructions

(a)
The Facility Agent is fully protected if it acts on the instructions of the Majority Lenders in the exercise of any right, power or discretion or any matter not expressly provided for in the Finance Documents. Any such instructions given by the Majority Lenders will be binding on all the Lenders. In the absence of instructions, the Facility Agent may act as it considers to be in the best interests of all the Lenders.

(b)	The Facility Agent may assume that unless it has received notice to the contrary, any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised.

(c)
The Facility Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received security satisfactory to it, whether by way of payment in advance or otherwise, against any liability or loss which it may incur in complying with the instructions.

(d)	The Facility Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender's consent) in any legal or arbitration proceedings in connection with any Finance Document.

(e)
Notwithstanding anything to the contrary in any Finance Document, when instructions are required from Lenders, following the occurrence of an Insolvency Event, the following shares of the Lenders shall not be taken into account for voting purposes and shall be disregarded:

(i)	each share in the outstanding Loans or an undrawn Commitment of a Lender which is an Insolvency Related Party of the Company; and

(ii)	each share in any outstanding Loan to the extent that such share constitutes a Qualified Related-Party Receivable.

0040772-0000066 BT:1030359.12	54

21.7	Responsibility

(a)	No Administrative Party is responsible for the adequacy, accuracy or completeness of any statement or information (whether written or oral) made in or supplied in connection with any Finance Document.

(b)	No Administrative Party is responsible for the legality, validity, effectiveness, adequacy, completeness or enforceability of any Finance Document or any other document.

(c)	Without affecting the responsibility of the Company for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including, without limitation, the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets); and

(ii)
has not relied exclusively on any information provided to it by any Administrative Party in connection with any Finance Document or agreement entered into in anticipation of or in connection with any Finance Document.

21.8	Exclusion of liability

(a)
The Facility Agent is not liable or responsible to any other Finance Party for any action taken or not taken by it in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)
No Party (other than the relevant Administrative Party) may take any proceedings against any officers, employees or agents of an Administrative Party in respect of any claim it might have against that Administrative Party or in respect of any act or omission of any kind by that officer, employee or agent in connection with any Finance Document. Any officer, employee or agent of an Administrative Party may rely on this Subclause and enforce its terms under the Contracts (Rights of Third Parties) Act 1999.

(c)
The Facility Agent is not liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Facility Agent if the Facility Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Facility Agent for that purpose.

(d)	(i) Nothing in this Agreement will oblige any Administrative Party to satisfy any know your customer requirement in relation to the identity of any person on behalf of any Finance Party.

(ii)
Each Finance Party confirms to each Administrative Party that it is solely responsible for any know your customer requirements it is required to carry out and that it may not rely on any statement in relation to those requirements made by any other person.

21.9	Default

(a)	The Facility Agent is not obliged to monitor or enquire whether a Default has occurred. The Facility Agent is not deemed to have knowledge of the occurrence of a Default.

0040772-0000066 BT:1030359.12	55

(b)	If the Facility Agent:

(i)	receives notice from a Party referring to this Agreement, describing a Default and stating that the event is a Default; or

(ii)	is aware of the non-payment of any principal, interest or fee payable to a Finance Party (other than the Facility Agent or an Arranger) under this Agreement, it must promptly notify the other Finance Parties.

21.10	Information

(a)	The Facility Agent must promptly forward to the person concerned the original or a copy of any document that is delivered to the Facility Agent by a Party for that person.

(b)
Except where a Finance Document specifically provides otherwise, the Facility Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	Except as provided in paragraphs (a) and (b) of this Clause 21.10, the Facility Agent has no duty:

(i)
either initially or on a continuing basis to provide any Lender with any credit or other information concerning the risks arising under or in connection with the Finance Documents (including, without limitation, any information relating to the financial condition or affairs of the Company or its related entities or the nature or extent of recourse against any Party or its assets) whether coming into its possession before, on or after the date of this Agreement; or

(ii)	unless specifically requested to do so by a Lender in accordance with a Finance Document, to request any certificate or other document from the Company.

(d)
In acting as the Facility Agent, the Facility Agent will be regarded as acting through its agency division which will be treated as a separate entity from its other divisions and departments. Any information acquired by the Facility Agent which, in its opinion, is acquired by another division or department or otherwise than in its capacity as the Facility Agent may be treated as confidential by the Facility Agent and will not be treated as information possessed by the Facility Agent in its capacity as such.

(e)
The Facility Agent is not obliged to disclose to any person any confidential information supplied to it by or on behalf of a member of the Group which was supplied to it solely for the purpose of evaluating whether any waiver or amendment is required in respect of any term of the Finance Documents.

(f)	The Company irrevocably authorises the Facility Agent to disclose to the other Finance Parties any information that, in its opinion, is received by it in its capacity as the Facility Agent.

21.11	Indemnities

(a)
Without limiting the liability of the Company under the Finance Documents, each Lender must indemnify the Facility Agent for that Lender's Pro Rata Share of any loss or liability incurred by the Facility Agent in acting as the Facility Agent (unless the Facility Agent has been reimbursed

0040772-0000066 BT:1030359.12	56

by the Company under a Finance Document), except to the extent that the loss or liability is caused by the Facility Agent's gross negligence or wilful misconduct.

(b)	If a Party owes an amount to the Facility Agent under the Finance Documents, the Facility Agent may, after giving notice to that Party:

(i)	deduct from any amount received by it for that Party any amount due to the Facility Agent from that Party under a Finance Document but unpaid; and

(ii)	apply that amount in or towards satisfaction of the owed amount.
That Party will be regarded as having received the amount so deducted.

21.12	Compliance
Each Administrative Party may refrain from doing anything (including, without limitation, disclosing any information) which might, in its opinion, constitute a breach of any law or regulation or be otherwise actionable at the suit of any person, and may do anything which, in its opinion, is necessary or desirable to comply with any law or regulation.

21.13	Resignation of the Facility Agent

(a)	The Facility Agent may resign and appoint any of its Affiliates as successor Facility Agent by giving notice to the other Finance Parties and the Company.

(b)	Alternatively, the Facility Agent may resign by giving notice to the Finance Parties and the Company, in which case the Majority Lenders may appoint a successor Facility Agent.

(c)
If no successor Facility Agent has been appointed under paragraph (b) of this Clause 21.13 within 30 days after notice of resignation was given, the Facility Agent may appoint a successor Facility Agent.

(d)	The person(s) appointing a successor Facility Agent must, if practicable, consult with the Company prior to the appointment. Any successor Facility Agent must have an office in the Republic.

(e)
The resignation of the Facility Agent and the appointment of any successor Facility Agent will both become effective only when the successor Facility Agent notifies all the Parties that it accepts its appointment. On giving the notification the successor Facility Agent will succeed to the position of the Facility Agent and the term Facility Agent will thereafter mean the successor Facility Agent.

(f)	The retiring Facility Agent must, at its own cost:

(i)
make available to the successor Facility Agent those documents and records and provide any assistance as the successor Facility Agent may reasonably request for the purposes of performing its functions as the Facility Agent under the Finance Documents; and

(ii)
enter into and deliver to the successor Facility Agent those documents and effect any registrations as may be required for the transfer or assignment of all of its rights and benefits under the Finance Documents to the successor Facility Agent.

0040772-0000066 BT:1030359.12	57

(g)
Upon its resignation becoming effective, this Clause will continue to benefit the retiring Facility Agent in respect of any action taken or not taken by it in connection with the Finance Documents while it was the Facility Agent, and, subject to paragraph (f) of this Clause 21.13, it will have no further obligations under any Finance Document.

(h)	The Majority Lenders may, by notice to the Facility Agent, require it to resign under paragraph (b) of this Clause 21.13.

(i)
The Facility Agent shall resign in accordance with paragraph (b) above (and, to the extent applicable, shall use reasonable endeavours to appoint a successor Facility Agent pursuant to paragraph (c) above) if on or after the date which is two months before the earliest FATCA Application Date relating to any payment to the Facility Agent under the Finance Documents, either:

(i)
the Facility Agent fails to respond to a request under Clause 17.7 (FATCA Information) and the Company or a Lender reasonably believes that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;

(ii)
the information supplied by the Facility Agent pursuant to Clause 17.7 (FATCA Information) indicates that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date; or

(iii)	the Facility Agent notifies the Company and the Lenders that the Facility Agent will not be (or will have ceased to be) a FATCA Exempt Party on or after that FATCA Application Date;
and (in each case) the Company or a Lender reasonably believes that a Party will be required to make a FATCA Deduction that would not be required if the Facility Agent were a FATCA Exempt Party, and the Company or that Lender, by notice to the Facility Agent, requires it to resign.

21.14	Relationship with Lenders

(a)
The Facility Agent may treat each Lender as a Lender, entitled to payments under this Agreement and as acting through its Facility Office(s) until it has received not less than five Business Days' prior notice from that Lender to the contrary.

(b)	The Facility Agent may at any time, and must if requested to do so by the Majority Lenders, convene a meeting of the Lenders.

(c)
The Facility Agent must keep a record of all the Parties and supply any other Party with a copy of the record on request. The record will include each Lender's Facility Office(s) and contact details for the purposes of this Agreement.

21.15	Facility Agent's management time
If the Facility Agent requires, any amount payable to the Facility Agent by any Party under any indemnity or in respect of any costs or expenses incurred by the Facility Agent under the Finance Documents after the date of this Agreement may include the cost of using its management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Facility Agent may notify to the relevant Party. This is in addition to any amount in respect of fees or expenses paid or payable to the Facility Agent under any other term of the Finance Documents.

0040772-0000066 BT:1030359.12	58

21.16	Notice period
Where this Agreement specifies a minimum period of notice to be given to the Facility Agent, the Facility Agent may, at its discretion, accept a shorter notice period.

22.	EVIDENCE AND CALCULATIONS

22.1	Accounts
Accounts maintained by a Finance Party in connection with this Agreement are prima facie evidence of the matters to which they relate for the purpose of any litigation or arbitration proceedings.

22.2	Certificates and determinations
Any certification or determination by a Finance Party of a rate or amount under the Finance Documents will be, in the absence of manifest error, conclusive evidence of the matters to which it relates.

22.3	Calculations
Any interest or fee accruing under this Agreement accrues from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or otherwise, depending on what the Facility Agent determines is market practice.

23.	FEES

23.1	Facility Agent's fee
The Company must pay to the Facility Agent for its own account an agency fee in the amount and manner agreed in the Fee Letter between the Facility Agent and the Company.

23.2	Arrangement fee
The Company must pay to the Facility Agent for the Arrangers an arrangement fee in the amount and manner agreed in the Fee Letter between the Arrangers, the Facility Agent and the Company.

23.3	Commitment fee

(a)	The Company must pay to the Facility Agent for each Lender a commitment fee computed at the rate 1.175 per cent. per annum on the daily unutilised, uncancelled amount of each Lender's Commitment.

(b)	Accrued commitment fee is payable quarterly in arrears during the Availability Period, on the last day of the Availability Period and on the date the relevant Lender's Commitment is cancelled in full.

24.	INDEMNITIES AND BREAK COSTS

24.1	Currency indemnity

(a)	If a Finance Party receives an amount in respect of the Company's liability under the Finance Documents (other than by reason of the Facility Agent not performing its obligations under this

0040772-0000066 BT:1030359.12	59

Agreement) or if that liability is converted into a claim, proof, judgment or order in a currency other than the currency (the contractual currency) in which the liability is expressed to be payable under the relevant Finance Document:

(i)	the Company shall indemnify that Finance Party as an independent obligation against any loss or liability arising out of or as a result of the conversion;

(ii)
if the amount received by that Finance Party, when converted into the contractual currency at a market rate in the usual course of its business is less than the amount owed in the contractual currency, the Company concerned shall pay to that Finance Party an amount in the contractual currency equal to the deficit; and

(iii)	the Company shall pay to the Finance Party concerned any exchange costs and taxes payable in connection with any such conversion.

(b)	The Company waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency other than that in which it is expressed to be payable.

(c)	Any amount payable by the Company shall be paid to the Facility Agent for the relevant Finance Party within ten Business Days of demand by the relevant Finance Party.

24.2	Other indemnities

(a)	The Company must indemnify each Finance Party against any loss or liability which that Finance Party incurs as a consequence of:

(i)	the occurrence of any Event of Default;

(ii)	Clause 20.11 (Acceleration);

(iii)
any failure by the Company to pay any amount due under a Finance Document on its due date, including any resulting from any distribution or redistribution of any amount among the Lenders under this Agreement;

(iv)	(other than by reason of negligence or default by that Finance Party) a Loan not being made after a Request has been delivered for that Loan; or

(v)	a Loan (or part of a Loan) not being prepaid in accordance with this Agreement.
The Company's liability in each case includes any loss or expense on account of funds borrowed, contracted for or utilised to fund any amount payable under any Finance Document or any Loan.

(b)	The Company must indemnify the Facility Agent against any loss or liability incurred by the Facility Agent as a result of:

(i)	investigating any event which the Facility Agent reasonably believes to be a Default; or

(ii)	acting or relying on any notice that the Facility Agent reasonably believes to be genuine, correct and appropriately authorised.

24.3	Break Costs

0040772-0000066 BT:1030359.12	60

(a)	The Company must pay to each Lender, within ten Business Days of demand by the relevant Lender, its Break Costs as compensation if any part of a Loan is prepaid.

(b)	Break Costs are the amount (if any) reasonably determined by the relevant Lender by which:

(i)
the interest which that Lender would have received for the period from the date of receipt of any part of its share in a Loan to the last day of the applicable Term for that Loan if the principal received had been paid on the last day of that Term;

exceeds

(ii)
the amount which that Lender would be able to obtain by placing an amount equal to the amount received by it on deposit with a leading bank in the appropriate interbank market for a period starting on the Business Day following receipt and ending on the last day of the applicable Term.

(c)	Each Lender must promptly supply to the Facility Agent for the Company details of the amount of any Break Costs claimed by it under this Clause 24.3.

25.	EXPENSES

25.1	Initial costs

(a)
The Company must pay to or reimburse on demand the Facility Agent the amount of all reasonable and documented costs and expenses (including without limitation reasonable legal fees) reasonably incurred by the Facility Agent in connection with the negotiation, preparation, printing, entry into of this Agreement, and regardless of whether the Company utilises the facility under this Agreement.

(b)
In relation to the negotiation, preparation, printing, and entry into of the Finance Documents up until the date of this Agreement, there shall be a cap on legal fees as agreed between ING Bank N.V., pobočka zahraničnej banky as the Mandated Lead Arranger and the Company.

25.2	Subsequent costs
The Company must pay to or reimburse on demand the Facility Agent the amount of all costs and expenses (including legal fees) reasonably incurred by it in connection with:

(a)	the negotiation, preparation, printing and entry into of any Finance Document (other than a Transfer Certificate) executed after the date of this Agreement; and

(b)	any amendment, waiver or consent requested by or on behalf of the Company or specifically allowed by this Agreement.

25.3	Enforcement costs
The Company must pay to each Finance Party the amount of all costs and expenses (including reasonable legal fees) reasonably incurred by it in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

26.	AMENDMENTS AND WAIVERS

26.1	Procedure

0040772-0000066 BT:1030359.12	61

(a)
Except as provided in this Clause, any term of the Finance Documents may be amended or waived with the agreement of the Company and the Majority Lenders. The Facility Agent may effect, on behalf of any Finance Party, an amendment or waiver allowed under this Clause.

(b)	The Facility Agent must promptly notify the other Parties of any amendment or waiver effected by it under paragraph (a) of this Clause 26.1. Any such amendment or waiver is binding on all the Parties.

(c)
If an amendment or waiver is proposed or to be agreed with the effect after the FATCA Application Date, no such amendment or waiver may be made before the date falling ten Business Days after the terms of that amendment or waiver have been notified by the Facility Agent to the Lenders, unless each Lender is a "FATCA Protected Lender". The Facility Agent shall notify the Lenders reasonably promptly of any amendments or waivers proposed by the Company.

26.2	Exceptions

(a)	An amendment or waiver which relates to:

(i)	the definition of Majority Lenders in Clause 1.1 (Definitions);

(ii)	Clause 2.2 (Nature of a Finance Party' rights and obligations);

(iii)	Clause 27 (Changes to the Parties);

(iv)	paragraph (b) of Clause 8.2 (Mandatory prepayment - change of control);

(v)	an extension of the date of payment of any amount to a Lender under the Finance Documents;

(vi)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fee or other amount payable to a Lender under the Finance Documents;

(vii)
an increase in, or an extension of, a Commitment or the Total Commitments or any requirement that a cancellation of Commitments reduces the Commitments of the Lenders rateably under the relevant Facility;

(viii)	a term of a Finance Document which expressly requires the consent of each Lender;

(ix)	the right of a Lender to assign or transfer its rights or obligations under the Finance Documents; or

(x)	this Clause 26.2,
may only be made with the consent of all the Lenders.

(b)
(i)    If the Facility Agent or a Lender reasonably believes that an amendment or waiver may constitute a "material modification" for the purposes of FATCA that may result (directly or indirectly) in a Party being required to make a FATCA Deduction and the Facility Agent or that Lender (as the case may be) notifies the Company and the Facility Agent accordingly, that amendment or waiver may, subject to paragraph (ii) below, not be effected without the consent of the Facility Agent or that Lender (as the case may be).

0040772-0000066 BT:1030359.12	62

(ii)	The consent of a Lender shall not be required pursuant to paragraph (i) above if that Lender is a FATCA Protected Lender.

(c)	An amendment or waiver that relates to the rights or obligations of an Administrative Party may only be made with the consent of that Administrative Party.

(d)	A Fee Letter may be amended or waived with the agreement of the Administrative Party that is a party to that Fee Letter and the Company.

26.3	Change of currency
If a change in any currency of a country occurs (including where there is more than one currency or currency unit recognised at the same time as the lawful currency of a country), the Finance Documents will be amended to the extent the Facility Agent (acting reasonably and after consultation with the Company) determines is necessary to reflect the change.

26.4	Waivers and remedies cumulative
The rights of each Finance Party under the Finance Documents:

(a)	may be exercised as often as necessary;

(b)	are cumulative and not exclusive of its rights under the general law; and

(c)	may be waived only in writing and specifically.
Delay in exercising or non-exercise of any right is not a waiver of that right.

27.	CHANGES TO THE PARTIES

27.1	Assignments and transfers by the Company
The Company may not assign or transfer any of its rights and obligations under the Finance Documents without the prior consent of all the Lenders.

27.2	Assignments and transfers by Lenders

(a)
Subject to paragraph (b) of this Clause 27.2, a Lender (the Existing Lender) may, with the consent of the Company (such consent not to be unreasonably withheld or delayed), at any time assign or transfer (including by way of novation) any of its rights and obligations under this Agreement to another bank or financial institution (the New Lender). The Company will be deemed to have given its consent ten Business Days after the Company is given notice of the request unless consent is expressly refused by the Company within that time.

(b)	No consent shall be required from the Company if:

(i)	an Event of Default has occurred and is outstanding; or

(ii)	if the proposed New Lender is an Affiliate of the Existing Lender or another Lender.

(c)	A transfer of obligations will be effective only if either:

0040772-0000066 BT:1030359.12	63

(i)	the obligations are novated in accordance with the following provisions of this Clause; or

(ii)
the New Lender confirms to the Facility Agent and the Company in form and substance satisfactory to the Facility Agent that it is bound by the terms of this Agreement as a Lender. On the transfer becoming effective in this manner the Existing Lender will be released from its obligations under this Agreement to the extent that they are transferred to the New Lender.

(d)	Unless the Facility Agent otherwise agrees, the New Lender must pay to the Facility Agent for its own account, on or before the date any assignment or transfer occurs, a fee of €3,000.

(e)	Any reference in this Agreement to a Lender includes a New Lender but excludes a Lender if no amount is or may be owed to or by it under this Agreement.

27.3	Procedure for transfer by way of novations

(a)	In this Subclause:
Transfer Date means, for a Transfer Certificate, the later of:

(i)	the proposed Transfer Date specified in that Transfer Certificate; and

(ii)	the date on which the Facility Agent executes that Transfer Certificate.

(b)	A novation is effected if:

(i)	the Existing Lender and the New Lender deliver to the Facility Agent a duly completed Transfer Certificate; and

(ii)	the Facility Agent executes it.
The Facility Agent must execute as soon as reasonably practicable a Transfer Certificate delivered to it and which appears on its face to be in order.

(c)	Each Party (other than the Existing Lender and the New Lender) irrevocably authorises the Facility Agent to execute any duly completed Transfer Certificate on its behalf.

(d)	On the Transfer Date:

(i)	the New Lender will assume the rights and obligations of the Existing Lender expressed to be the subject of the novation in the Transfer Certificate in substitution for the Existing Lender; and

(ii)	the Existing Lender will be released from those obligations and cease to have those rights.

(e)	The Facility Agent must, as soon as reasonably practicable after it has executed a Transfer Certificate, send a copy of that Transfer Certificate to the Company.

27.4	Limitation of responsibility of Existing Lender

0040772-0000066 BT:1030359.12	64

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the financial condition of the Company; or

(ii)	the legality, validity, effectiveness, enforceability, adequacy, accuracy, completeness or performance of:

(A)	any Finance Document or any other document;

(B)	any statement or information (whether written or oral) made in or supplied in connection with any Finance Document, or

(C)	any observance by the Company of its obligations under any Finance Document or other document, and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)
has made, and will continue to make, its own independent appraisal of all risks arising under or in connection with the Finance Documents (including, without limitation, the financial condition and affairs of the Company and its related entities and the nature and extent of any recourse against any Party or its assets) in connection with its participation in this Agreement; and

(ii)	has not relied exclusively on any information supplied to it by the Existing Lender in connection with any Finance Document.

(c)	Nothing in any Finance Document requires an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause; or

(ii)	support any losses incurred by the New Lender by reason of the non-performance by the Company of its obligations under any Finance Document or otherwise.

27.5	Costs resulting from change of Lender or Facility Office
If:

(a)	a Lender assigns or transfers any of its rights and obligations under the Finance Documents or changes its Facility Office; and

(b)	as a result of circumstances existing at the date the assignment, transfer or change occurs, the Company would be obliged to pay a Tax Payment or an Increased Cost, then, unless the assignment, transfer or change is made by a Lender to mitigate any circumstances giving rise to the Tax Payment, Increased Cost or right to be prepaid and/or cancelled by reason of illegality, the Company need only pay that Tax Payment or Increased Cost to the same extent that it would have been obliged to if no assignment, transfer or change had occurred.

27.6	Changes to the Reference Banks

0040772-0000066 BT:1030359.12	65

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Facility Agent must (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

27.7	Security over Lenders' rights

(a)
In addition to the other rights provided to Lenders under this Clause 27 and subject to paragraph (b) of this Clause 27.7, each Lender may at any time charge, assign or otherwise create Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(i)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(ii)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities, except that no such charge, assignment or Security Interest shall:

(A)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(B)
require any payments to be made by the Company other than or in excess of, or grant to any person any more extensive rights than, those required to be made or granted to the relevant Lender under the Finance Documents.

(b)	A Lender may proceed pursuant to paragraph (a) of this Clause 27.7:

(i)	without consulting with, or obtaining consent from, the Company, if the charge, assignment, or other form of Security Interest over the rights of the Lender is created:

(A)	in favour of a federal reserve or central bank; or

(B)	in connection with receipt by the Lender or any of its Affiliates of public aid or other form of state or international subsidy in favour of:

I.	any government, governmental entity or agency, regulatory agency, international or public institution or other similar entity; or

II.	any entity or institution appointed for this purpose by any institution specified in paragraph I. above by any such person for this purpose; or

(ii)	with the consent of the Company (such consent not to be unreasonably withheld or delayed) in case other than pursuant to paragraph (b)(i) of this Clause 27.7.

27.8	Replacement of a Specified Lender

(a)
Subject to paragraph (b) below, at any time a Lender has become and continues to be a Specified Lender, the Company may, by giving 10 Business Days' prior written notice to the Facility Agent and to such Specified Lender, replace such Specified Lender by requiring such Specified Lender

0040772-0000066 BT:1030359.12	66

to (and such Lender shall) transfer pursuant to Clause 27.2 (Assignments and transfers by Lenders) all (and not part only) of its rights and obligations under this Agreement to:

(i)	another Lender selected by the Company that is not a Specified Lender; or

(ii)
any other bank, financial institution, trust, fund or other entity, selected by the Company and acceptable to all Finance Parties (other than the Specified Lender that is to be replaced pursuant to this Clause 27.8),

(the entity pursuant to paragraph (a)(i) or (a)(ii) of this Clause 27.8 shall be referred to as a Replacement Lender), which Replacement Lender confirms its willingness to assume and does assume all the obligations or all the relevant obligations of the transferring Specified Lender (including the assumption of the transferring Specified Lender's participations or unfunded participations, as the case may be, on the same basis as the transferring Specified Lender) for a purchase price in cash payable at the time of transfer equal to the outstanding principal amount of such Lender's participation in the outstanding Loans and all accrued interest fees, Break Costs and other amounts payable in relation thereto under the Finance Documents.

(b)	Any transfer of rights and obligations of a Specified Lender pursuant to this Clause 27.8 shall be subject to the following further conditions:

(i)	if the Specified Lender to be replaced pursuant to this Clause 27.8 is also the Facility Agent, the Company may require such Facility Agent to resign pursuant to paragraph (b) of Clause 21.13;

(ii)
finding of a suitable Replacement Lender is the responsibility of the Company and neither the Facility Agent nor the Specified Lender shall have any obligation to the Company to find a Replacement Lender;

(iii)	the transfer must take place no later than 30 Business Days after the notice referred to in paragraph (a) of this Clause 27.8; and

(iv)
in no event shall the Specified Lender be required to pay or surrender to the Replacement Lender any of the fees received by the Specified Lender pursuant to the Finance Documents prior to the replacement pursuant to paragraph (a) of this Clause 27.8 becoming effective.

28.	RESTRICTION ON DEBT PURCHASE TRANSACTIONS

28.1	Prohibition on Debt Purchase Transactions by Affiliates of the Company
The Company shall procure that none of its Affiliates enters into any Debt Purchase Transaction or be a Lender or a party to a Debt Purchase Transaction of the type referred to in paragraphs (b) or (c) of the definition of "Debt Purchase Transaction" without the prior written consent of the Majority Lenders.

28.2	Disenfranchisement on Debt Purchase Transactions entered into by Affiliates of the Company

(a)	For so long as an Affiliate of the Company:

(i)	beneficially owns a Commitment; or

0040772-0000066 BT:1030359.12	67

(ii)
has entered into a sub-participation agreement relating to a Commitment or other agreement or arrangement having a substantially similar economic effect and such agreement or arrangement has not been terminated, in ascertaining:

(A)	the Majority Lenders; or

(B)	whether:

I.	any given percentage (including, for the avoidance of doubt, unanimity) of the Total Commitments; or

II.	the agreement of any specified group of Lenders,
has been obtained to approve any request for a consent, waiver, amendment or other vote under the Finance Documents such Commitment shall be deemed to be zero and such Affiliate of the Company or the person with whom it has entered into such sub-participation, other agreement or arrangement shall be deemed not to be a Lender for the purposes of paragraphs (A) and (B) above (unless in the case of a person not being an Affiliate of the Company it is a Lender by virtue otherwise than by beneficially owning the relevant Commitment).

(b)
Each Lender shall, unless such Debt Purchase Transaction is an assignment or transfer, promptly notify the Facility Agent in writing if it knowingly enters into a Debt Purchase Transaction with an Affiliate of the Company (a Notifiable Debt Purchase Transaction), such notification to be substantially in the form set out in Part I of Schedule 9 (Forms of Notifiable Debt Purchase Transaction Notice).

(c)	A Lender shall promptly notify the Facility Agent if a Notifiable Debt Purchase Transaction to which it is a party:

(i)	is terminated; or

(ii)	ceases to be with an Affiliate of the Company,
such notification to be substantially in the form set out in Part II of Schedule 9 (Forms of Notifiable Debt Purchase Transaction Notice).

(d)	Each Affiliate of the Company that is a Lender agrees that:

(i)
in relation to any meeting or conference call to which all the Lenders are invited to attend or participate, it shall not attend or participate in the same if so requested by the Facility Agent or, unless the Facility Agent otherwise agrees, be entitled to receive the agenda or any minutes of the same; and

(ii)
in its capacity as Lender, unless the Facility Agent otherwise agrees, it shall not be entitled to receive any report or other document prepared at the behest of, or on the instructions of, the Facility Agent or one or more of the Lenders.

28.3	Company's Affiliates' notification to other Lenders of Debt Purchase Transactions

0040772-0000066 BT:1030359.12	68

Any Affiliate of the Company which is or becomes a Lender and which enters into a Debt Purchase Transaction as a purchaser or a participant shall, by 5.00 pm on the Business Day following the day on which it entered into that Debt Purchase Transaction, notify the Facility Agent of the extent of the Commitment(s) or amount outstanding to which that Debt Purchase Transaction relates. The Facility Agent shall promptly disclose such information to the Lenders.

29.	DISCLOSURE OF INFORMATION

29.1	Confidential Information

(a)
Each Finance Party must keep all Confidential Information confidential and not disclose it to anyone, save to the extent permitted by Clause 29.2 (Disclosure of Confidential Information) and Clause 29.3 (Disclosure to numbering service providers).

(b)	Each Finance Party must ensure that all Confidential Information is protected with security measures and a degree of care that would apply to its own confidential information.

29.2	Disclosure of Confidential Information
Any Finance Party may disclose:

(a)
to any of its Affiliates and Related Funds and any of its or their officers, directors, employees, professional advisers, auditors, partners and Representatives such Confidential Information as that Finance Party considers appropriate if any person to whom the Confidential Information is to be given pursuant to this paragraph (a) is informed in writing of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no such requirement to so inform if the recipient is subject to professional obligations to maintain the confidentiality of the information or is otherwise bound by requirements of confidentiality in relation to the Confidential Information;

(b)	to any person:

(i)
to (or through) whom it assigns or transfers (or may potentially assign or transfer) all or any of its rights and/or obligations under one or more Finance Documents and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(ii)
with (or through) whom it enters into (or may potentially enter into), whether directly or indirectly, any sub-participation in relation to, or any other transaction under which payments are to be made or may be made by reference to, one or more Finance Documents and/or the Company and to any of that person's Affiliates, Related Funds, Representatives and professional advisers;

(iii)
appointed by any Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to receive communications, notices, information or documents delivered pursuant to the Finance Documents on its behalf;

(iv)	who invests in or otherwise finances (or may potentially invest in or otherwise finance), directly or indirectly, any transaction referred to in paragraphs (b)(i) or (b)(ii) above;

0040772-0000066 BT:1030359.12	69

(v)
to whom information is required or requested to be disclosed by any court of competent jurisdiction or any governmental, banking, taxation or other regulatory authority or similar body, the rules of any relevant stock exchange or pursuant to any applicable law or regulation;

(vi)	to whom information is required to be disclosed in connection with, and for the purposes of, any litigation, arbitration, administrative or other investigations, proceedings or disputes;

(vii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to paragraph (b)(i) of Clause 27.7 (Security over Lenders’ rights);

(viii)	to whom or for whose benefit that Finance Party charges, assigns or otherwise creates Security Interests (or may do so) pursuant to paragraph (b)(ii) of Clause 27.7 (Security over Lenders’ rights);
in each case, such Confidential Information as that Finance Party considers appropriate if:

(A)
in relation to paragraphs (b)(i), (b)(ii) and (b)(iii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking except that there is no requirement for a Confidentiality Undertaking if the recipient is a professional adviser and is subject to professional obligations to maintain the confidentiality of the Confidential Information;

(B)
in relation to paragraph (b)(iv) and (viii) above, the person to whom the Confidential Information is to be given has entered into a Confidentiality Undertaking or is otherwise bound by requirements of confidentiality in relation to the Confidential Information they receive and is informed that some or all of such Confidential Information may be price-sensitive information;

(C)
in relation to paragraphs (b)(v), (b)(vi) and (b)(vii) above, the person to whom the Confidential Information is to be given is informed of its confidential nature and that some or all of such Confidential Information may be price-sensitive information except that there is no requirement to inform if, in the opinion of that Finance Party, it is not practicable so to do in the circumstances;

(c)
to any person appointed by that Finance Party or by a person to whom paragraph (b)(i) or (b)(ii) above applies to provide administration or settlement services in respect of one or more of the Finance Documents including without limitation, in relation to the trading of participations in respect of the Finance Documents, such Confidential Information as may be required to be disclosed to enable such service provider to provide any of the services referred to in this paragraph (c) if the service provider to whom the Confidential Information is to be given has entered into a confidentiality agreement substantially in the form of the LMA Master Confidentiality Undertaking for Use With Administration/Settlement Service Providers or such other form of confidentiality undertaking agreed between the Company and the relevant Finance Party;

0040772-0000066 BT:1030359.12	70

(d)
to any rating agency (including its professional advisers) such Confidential Information as may be required to be disclosed to enable such rating agency to carry out its normal rating activities in relation to the Finance Documents and/or the Company;

(e)	to any person processing data for or on behalf of the Finance Party, who agreed with the Finance Party to maintain the confidentiality of the Confidential Information;

(f)	to the operator of the common register of banking information (in Slovak: spoločný register bankových informácií) created and operated pursuant to section 92a of the Slovak Banking Act;

(g)	who is a Party; and

(h)	with the consent of the Company.

29.3	Disclosure to numbering service providers

(a)
Any Finance Party may disclose to any national or international numbering service provider appointed by that Finance Party to provide identification numbering services in respect of this Agreement, the Facility and/or the Company the following information:

(i)	name of the Company;

(ii)	Company's country of domicile and place of incorporation;

(iii)	date of this Agreement and the first Utilisation Date;

(iv)	date of each amendment and restatement of this Agreement;

(v)	identity of the Administrative Parties;

(vi)	amount of Total Commitments and currency of the Facility;

(vii)	type of syndication;

(viii)	ranking of the Facility;

(ix)	purpose of the Facility;

(x)	Final Maturity Date;

(xi)	changes to any of the information previously supplied pursuant to paragraphs (i) to (xi) above; and

(xii)	such other information agreed between such Finance Party and the Company;
to enable such numbering service provider to provide its usual syndicated loan numbering identification services.

(b)
The Parties acknowledge and agree that each identification number assigned to this Agreement, the Facility and/or the Company by a numbering service provider and the information associated with each such number may be disclosed to users of its services in accordance with the standard terms and conditions of that numbering service provider.

0040772-0000066 BT:1030359.12	71

(c)	The Facility Agent must notify the Company and the other Finance Parties of:

(i)	the name of any numbering service provider appointed by the Facility Agent in respect of this Agreement, the Facility and/or the Company; and

(ii)	the number or, as the case may be, numbers assigned to this Agreement, the Facility and/or the Company by such numbering service provider.

29.4	Entire agreement
This Clause:

(a)	constitutes the entire agreement between the Parties in relation to the obligations of the Finance Parties under the Finance Documents regarding Confidential Information; and

(b)	supersedes any previous agreement, whether express or implied, regarding Confidential Information.

29.5	Inside information
Each of the Finance Parties acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation including securities law relating to insider dealing and market abuse and each of the Finance Parties undertakes not to use any Confidential Information for any unlawful purpose.

29.6	Notification of disclosure
Each of the Finance Parties agrees (to the extent permitted by law and regulation) to inform the Company:

(a)
of the circumstances of any disclosure of Confidential Information made pursuant to paragraph (b)(v) of Clause 29.2 (Disclosure of Confidential Information) except where such disclosure is made to any of the persons referred to in that paragraph during the ordinary course of its supervisory or regulatory function; and

(b)	upon becoming aware that Confidential Information has been disclosed in breach of this Clause.

29.7	Continuing obligations
The obligations in this Clause are continuing and, in particular, will survive and remain binding on each Finance Party for a period of 12 months from the earlier of:

(a)	the date on which all amounts payable by the Company under or in connection with this Agreement have been paid in full and all Commitments have been cancelled or otherwise cease to be available; and

(b)	if a Finance Party otherwise ceases to be a Finance Party, the Final Maturity Date applicable at the time when the relevant Finance Party ceased to be a Finance Party.

0040772-0000066 BT:1030359.12	72

30.	SET-OFF

(a)
A Finance Party may set off any matured obligation owed to it by the Company under the Finance Documents (to the extent beneficially owned by that Finance Party) against any obligation (whether or not matured) owed by that Finance Party to the Company, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. If either obligation is unliquidated or unascertained, the Finance Party may set off in an amount estimated by it in good faith to be the amount of that obligation.

(b)
The Company agrees to and confirms a Lender's rights of banker's lien and set-off under applicable law and nothing herein shall be deemed a waiver or prohibition of such right. Each Finance Party agrees to exercise such rights only after the Company’s failure to pay following proper demand and to promptly notify the Company after any such set off and application; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.

31.	PRO RATA SHARING

31.1	Redistribution
If any amount owing by the Company under this Agreement to a Finance Party (the recovering Finance Party) is discharged by payment, set-off or any other manner other than in accordance with this Agreement (a recovery), then:

(a)	the recovering Finance Party must, within three Business Days, supply details of the recovery to the Facility Agent;

(b)
the Facility Agent must calculate whether the recovery is in excess of the amount which the recovering Finance Party would have received if the recovery had been received and distributed by the Facility Agent under this Agreement; and

(c)	the recovering Finance Party must pay to the Facility Agent an amount equal to the excess (the redistribution).

31.2	Effect of redistribution

(a)
The Facility Agent must treat a redistribution as if it were a payment by the Company under this Agreement and distribute it among the Finance Parties, other than the recovering Finance Party, accordingly.

(b)
When the Facility Agent makes a distribution under paragraph (a) of this Clause 31.2, the recovering Finance Party will be subrogated to the rights of the Finance Parties that have shared in that redistribution.

(c)
If and to the extent that the recovering Finance Party is not able to rely on any rights of subrogation under paragraph (b) of this Clause 31.2, the Company will owe the recovering Finance Party a debt that is equal to the redistribution, immediately payable and of the type originally discharged.

0040772-0000066 BT:1030359.12	73

(d)	If:

(i)	a recovering Finance Party must subsequently return a recovery, or an amount measured by reference to a recovery, to the Company; and

(ii)	the recovering Finance Party has paid a redistribution in relation to that recovery, each Finance Party, on the request of the Facility Agent, must reimburse the recovering Finance Party all or the appropriate portion of the redistribution paid to that Finance Party, together with interest for the period while it held the redistribution. In this event, the subrogation in paragraph (b) of this Clause 31.2 will operate in reverse to the extent of the reimbursement.

31.3	Exceptions
Notwithstanding any other term of this Clause, a recovering Finance Party need not pay a redistribution to the extent that:

(a)
it would not, after the payment, have a valid claim against the Company in the amount of the redistribution and in the same quality and ranking (whether in case of the Insolvency Event or otherwise); or

(b)	it would be sharing with another Finance Party any amount which the recovering Finance Party has received or recovered as a result of legal or arbitration proceedings, where:

(i)	the recovering Finance Party notified the Facility Agent of those proceedings; and

(ii)
the other Finance Party had an opportunity to participate in those proceedings but did not do so or did not take separate legal or arbitration proceedings as soon as reasonably practicable after receiving notice of them.

32.	SEVERABILITY
If a term of a Finance Document is or becomes illegal, invalid or unenforceable in any respect under any jurisdiction, that will not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other term of the Finance Documents; or

(b)	the legality, validity or enforceability in other jurisdictions of that or any other term of the Finance Documents.

33.	COUNTERPARTS
Each Finance Document may be executed in any number of counterparts. This has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

34.	NOTICES

34.1	Giving of notices

(a)	All notices or other communications under or in connection with the Finance Documents shall be given in writing and, unless otherwise stated, may be made by letter or facsimile.

0040772-0000066 BT:1030359.12	74

(b)	Except as provided below, any such notice will be deemed to be given as follows:

(i)	if by letter, when delivered personally or on actual receipt; and

(ii)	if by facsimile, when received in legible form.
However, a notice given in accordance with this Clause 34.1 but received on a non-working day or after business hours in the place of receipt will only be deemed to be given on the next working day in that place.

34.2	Addresses for notices

(a)	The address and facsimile number of the Company are:
U. S. Steel Košice, s.r.o.
Vstupný areál U. S. Steel
044 54 Košice
Slovak Republic
Attention:    Matthew T. Lewis, Paul K. Ott
Fax:        +421-55-6730858, +421-55-6730066
E-mail:        mtlewis@sk.uss.com, pkott@sk.uss.com

and copied to:
United States Steel Corporation
600 Grant Street
Pittsburgh, PA 15219
The United States
Attention:    David C. Greiner
Fax        +1 412 433 4756
E-mail:        dcgreiner@uss.com

or such other as the Company may notify to the Facility Agent by not less than five Business Days' notice.

(b)	The address and facsimile number of the Facility Agent are:

COMMERZBANK Aktiengesellschaft, Filiale Luxemburg
25, rue Edward Steichen
2540 Luxembourg
Luxembourg
Attention:    Henner Walbaum
Fax:        +352 477 911 3905
E-mail:        Henner.Walbaum@commerzbank.com

or such other as the Facility Agent may notify to the other Parties by not less than five Business Days' notice.

34.3	The Company
All formal communication under the Finance Documents to or from the Company must be sent through the Facility Agent.

0040772-0000066 BT:1030359.12	75

34.4	Electronic communication

(a)	Any communication to be made between any of the Parties under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the relevant Parties:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their electronic mail address or any other such information supplied by them by not less than five Business Days' notice.

(b)	For the purposes of the Finance Documents, an electronic communication will be treated as being in writing.

(c)
Any electronic communication made between the Parties will be effective only when actually received in readable form and in the case of any electronic communication made by a Party to the Facility Agent only if it is addressed in such a manner as the Facility Agent may specify for this purpose.

(d)
Any electronic communication which would otherwise become effective on a non-working day or after business hours in the place of receipt will be deemed only to become effective on the next working day in that place.

34.5	Use of websites

(a)
The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the Website Lenders) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Facility Agent (the Designated Website) if:

(i)	the Facility Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Facility Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Facility Agent.

(b)
If any Lender (a Paper Form Lender) does not agree to the delivery of information electronically then the Facility Agent shall notify the Company accordingly and the Company shall supply the information to the Facility Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Facility Agent with at least one copy in paper form of any information required to be provided by it.

(c)
The Facility Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Facility Agent.

0040772-0000066 BT:1030359.12	76

(d)	The Company shall promptly upon becoming aware of its occurrence notify the Facility Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

(e)
If the Company notifies the Facility Agent under paragraph (d)(i) or paragraph (d)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Facility Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

35.	LANGUAGE

(a)	Any notice given in connection with a Finance Document must be in English.

(b)	Any other document provided in connection with a Finance Document must be:

(i)	in English; or

(ii)
(unless the Facility Agent otherwise agrees) accompanied by a certified English translation. In this case, the English translation prevails unless the document is a statutory or other official document.

36.	GOVERNING LAW
This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

37.	ENFORCEMENT

37.1	Jurisdiction

(a)	The English courts have jurisdiction to settle any dispute including a dispute relating to non-contractual obligations arising out of or in connection with any Finance Document.

(b)	This Clause is for the benefit of the Finance Parties only. To the extent allowed by law, the Finance Parties may take:

(i)	proceedings in any other court; and

(ii)	concurrent proceedings in any number of jurisdictions.

0040772-0000066 BT:1030359.12	77

(c)	References in this Clause to a dispute in connection with a Finance Document include any dispute as to the existence, validity or termination of that Finance Document.

37.2	Service of process
Without prejudice to any other mode of service, the Company:

(a)
irrevocably appoints The London Law Agency Limited, The Old Exchange, 12 Compton Road, Wimbledon, London SW19 7QD, England as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document;

(b)	agrees to maintain such an agent for service of process in England for so long as any amount is outstanding under this Agreement;

(c)	agrees that failure by the process agent to notify the Company of the process will not invalidate the proceedings concerned;

(d)	consents to the service of process relating to any such proceedings by the delivery a copy of the process at its address for the time being applying under Clause 34.2 (Addresses for notices); and

(e)
agrees that if the appointment of any person mentioned in paragraph (a) of this Clause 37.2 ceases to be effective, the Company shall immediately appoint a further person in England to accept service of process on its behalf in England and, failing such appointment within 15 days, the Facility Agent is entitled to appoint such a person by notice to the Company.

37.3	Forum convenience and enforcement abroad
The Company:

(a)	waives objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with a Finance Document; and

(b)	agrees that a judgment or order of an English court in connection with a Finance Document is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction.

37.4	Waiver of immunity
The Company irrevocably and unconditionally:

(a)	agrees not to claim any immunity from proceedings brought by a Finance Party against the Company in relation to a Finance Document and to ensure that no such claim is made on its behalf;

(b)	consents generally to the giving of any relief or the issue of any process in connection with those proceedings; and

(c)	waives all rights of immunity in respect of it or its assets.

0040772-0000066 BT:1030359.12	78

37.5	Waiver of trial by jury
EACH PARTY WAIVES ANY RIGHT IT MAY HAVE TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION IN CONNECTION WITH ANY FINANCE DOCUMENT OR ANY TRANSACTION CONTEMPLATED BY ANY FINANCE DOCUMENT. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO TRIAL BY COURT.
This Agreement has been entered into on the date stated at the beginning of this Agreement.

0040772-0000066 BT:1030359.12	79

SCHEDULE 1
ORIGINAL PARTIES

Name of Original Lender	Commitments
Citibank Europe plc, with its registered office at North Wall Quay 1, Dublin 1, Republic of Ireland, registered with the Companies Registration Office under No. 132781, acting through its organisational unit Citibank Europe plc, pobočka zahraničnej banky, with its registered office at Mlynské nivy 43, 825 01 Bratislava, Slovak Republic, Identification No. 36 861 260, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, insert No. 1662/B	23,000,000

COMMERZBANK Aktiengesellschaft, with its registered seat at Kaiserstrasse 16, 60311 Frankfurt am Main, Federal Republic Germany, entered in the Commercial Register at the District Court Frankfurt am Main under Entry HR B 32000, acting through its organisational unit COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava, with its seat at Bratislava 1, Rajská 15/A, Postcode 811 08, Identification No.: 30847737, entered in the Commercial Register of the District Court Bratislava I, Sec. Po, Insert No. 1121/B	€48,000,000

ING Bank N.V., with its registered seat at Bijlmerplein 888, 1102MG Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through its organisational unit ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Slovak Republic, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B	€48,000,000

Komerční banka, a.s., with its registered seat at Na Příkopě 33/969, Praha 1 114 07, Czech Republic, Identification No. 453 17 054, registered in the Commercial register maintained by the Municipal Court of Prague, insert No. B 1360, acting through its organisational unit Komerční banka, a.s., pobočka zahraničnej banky, with its registered office at Hodžovo námestie 1A, 811 06 Bratislava, Slovak Republic, Identification No. 47 231 564, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, insert No. 1914/B	€33,000,000

Slovenská sporiteľňa, a.s., with its registered seat at Tomášikova 48, 832 37 Bratislava, Slovak Republic, Identification No. 00 151 653, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Sa, insert No. 601/B	€48,000,000
Total Commitments	€200,000,000

0040772-0000066 BT:1030359.12	80

SCHEDULE 2
CONDITIONS PRECEDENT DOCUMENTS

1.	A copy of the constitutional documents of the Company.

2.
A specimen of the signature of each person authorised to sign the Finance Documents on behalf of the Company and to sign and/or despatch all documents and notices to be signed and/or despatched by the Company under or in connection with this Agreement.

3.	Evidence that the process agent referred to in Clause 37.2 (Service of process) has accepted its appointment under that Clause.

4.
An extract from the Company's entry in the Commercial Registry, sealed/stamped by the Košice Commercial Registry, as at a date no earlier than one week prior to the date of the Agreement and certified by an authorised signatory of the Company, as at a date no earlier than the date of this Agreement, confirming the accuracy of all facts shown in the extract, except with respect to the attached amendments which have been filed with the Commercial Registry.

5.
A copy of any other authorisation or other document, opinion or assurance that the Facility Agent, acting reasonably, considers to be necessary or desirable in connection with the entry into and performance of, and the transactions contemplated by, any Finance Document or for the validity and enforceability of any Finance Document.

6.	A certificate of an authorised signatory of U. S. Steel certifying that the Company is a 100% owned Subsidiary of U. S. Steel.

7.
A certificate of an authorised signatory of the Company certifying that each copy document delivered under this Schedule 2 with respect to the Company is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement.

8.
(a)    A legal opinion of a legal adviser to the Company in the Republic, substantially in the form of Schedule 6 (Form of Legal opinion of legal adviser to the Company), addressed to the Finance Parties;

(b)
a legal opinion of Allen & Overy, A. Pędzich sp. k., legal advisers to the Lenders in relation to the laws of England, substantially in the form of Schedule 7 (Form of English legal opinion), addressed to the Finance Parties; and

(c)
a legal opinion of Allen & Overy Bratislava, s.r.o., legal advisers to the Lenders in relation to the laws of the Republic, substantially in the form of Schedule 8 (Form of Slovak legal opinion), addressed to the Finance Parties.

9.	Fee Letter in relation to the arrangement fees.

10.	Fee Letter in relation to the Facility Agent's fees.

11.	Evidence that all fees and expenses then due and payable from the Company under this Agreement have been or will be paid by the first Utilisation Date.

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SCHEDULE 3
FORM OF REQUEST

To:    [FACILITY AGENT] as Facility Agent
From:    U. S. Steel Košice, s.r.o.
Date:    [                               ]

U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)

1.	We refer to the Agreement. This is a Request.

2.	We wish to borrow a Loan on the following terms:

(a)	Utilisation Date: [ ];

(b)	Amount/currency: [ ];

(c)	Term: [ ].

3.	Our payment instructions are: [ ].

4.	We confirm that each condition precedent under the Agreement that must be satisfied on the date of this Request is so satisfied.

5.	This Request is irrevocable.

6.
With reference to Clause 17.6, we [confirm that no change referred to in Clause 17.6 has occurred since [the date of the Agreement/the date of our preceding Request]/attach the up-to-date list of participants of the Company].

By:
[                               ]

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SCHEDULE 4
FORM OF COMPLIANCE CERTIFICATE
To:    [FACILITY AGENT] as Facility Agent
From:    U. S. Steel Košice, s.r.o.
Date:    [ ]

U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)

1.
We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that as at [relevant Measurement Date or for the Measurement Period] for the period ending on that date:

(a)	EBITDA is [ ];

(b)	Tangible Net Worth is [ ];

(c)	Interest Expense is [ ];

(d)	Cash and Cash Equivalents are [ ];

(e)	Net Debt is [ ];
therefore:

(i)	Net Debt is [ ] x EBITDA;

(ii)	Net Debt is [ ] per cent. of Tangible Net Worth;

(iii)	the ratio of EBITDA to Interest Expense was [ ] to 1;

3.	We set out below calculations establishing the figures in paragraph 2 above:
[          ].

4.	[We confirm that as at [relevant Measurement Date] [no Default is continuing]/[the following Default[s] [is/are] continuing and the following steps are being taken to remedy [it/them]:
[          ]].]

By:
[                               ]

0040772-0000066 BT:1030359.12	83

SCHEDULE 5
FORM OF TRANSFER CERTIFICATE
To:    [FACILITY AGENT] as Facility Agent

From:	[EXISTING LENDER] (the Existing Lender) and [NEW LENDER] (the New Lender)
Date:    [          ]
U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)
We refer to the Agreement. This is a Transfer Certificate.

1.	The Existing Lender transfers by novation to the New Lender the Existing Lender's rights and obligations referred to in the following Schedule in accordance with the terms of the Agreement.

2.	The proposed Transfer Date is [ ].

3.	The administrative details of the New Lender for the purposes of the Agreement are set out in the Schedule.

4.	[The New Lender is a UK Non-Bank Lender.]

5.	The New Lender expressly acknowledges the limitations on the Existing Lender's obligations in respect of this Transfer Certificate contained in the Agreement.

6.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of the Transfer Certificate.

7.	This Transfer Certificate is governed by English law.

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THE SCHEDULE
Rights and obligations to be transferred by novation
[insert relevant details, including applicable Commitment (or part)]
Administrative details of the New Lender
[insert details of Facility Office, address for notices and payment details etc.]

[EXISTING LENDER]	[NEW LENDER]
By:	By:
The Transfer Date is confirmed by the Facility Agent as [          ].
[FACILITY AGENT]
By:

Accepted:
U. S. Steel Košice, s.r.o.
By:    ________________
By:    ________________

Note: It is the responsibility of each New Lender to ascertain whether any other document or formality is required to perfect the transfer contemplated by this Transfer Certificate or to take the benefit of any interest in any security.

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SCHEDULE 6
FORM OF LEGAL OPINION OF LEGAL ADVISER TO THE COMPANY
[letterhead of the Company]
[place], [date]

To:	The Finance Parties named as original parties to the Agreement (as defined below)
Ladies and Gentlemen:

Re:	€200,000,000 Credit Agreement dated [●] with U. S. Steel Košice, s.r.o. as the borrower (the " Agreement")

I am currently a [●] of U. S. Steel Košice, s.r.o. (the "Company") and have been educated and practice in the Slovak Republic. . This opinion is being delivered in connection with the execution and delivery of the Agreement.

Capitalized terms that are used in this opinion letter that are not defined have the same meanings given to them in the Agreement.
In giving this opinion I have examined the following documents:

1.	an executed copy of the Agreement;

2.	the following corporate documents of the Company:

a.	an extract of the Company Register of the District Court Košice 1, Section Sro, insert No. 11711/V of [●] 2013 in respect of the Company;

b.	a copy of the foundation agreement of the Company dated 7th June 2000; and

c.	a copy of the Memorandum of Association of the Company in full wording dated [●].

I or persons under my supervision have examined originals or copies of all such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as they and I have deemed necessary or advisable for purposes of this opinion.

In rendering this opinion I made the following assumptions:

1.	that the Agreement has been duly authorised, executed and delivered by or on behalf of each of the parties thereto other than the Company;

2.
the genuineness of all signatures on all documents, the authenticity and completeness of all documents submitted to me as originals and the completeness and conformity to the original documents of all documents submitted to me as copies; and

3.
that the Agreement constitutes a legal, valid, binding and enforceable obligation of the Company in accordance with its terms under English law, and is binding on the Parties in accordance with English law.

This opinion is limited to the laws of the Slovak Republic currently in force and I have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction. I express

0040772-0000066 BT:1030359.12	86

no opinion as to matters of fact. This opinion is given subject to matters not disclosed to me and about which I have no knowledge. I assume that there are no facts that would affect the conclusions in this opinion.
Based on the foregoing and subject to the foregoing assumptions and the following qualifications, I am of the opinion that, so far as the laws of the Slovak Republic is concerned at the date of this opinion:

1.	Status. The Company is a limited liability company organised under the laws of the Slovak Republic.

2.
Powers and authority. The Company has the corporate power and authority to enter into and perform the obligations expressed to be assumed by it under the Agreement and to borrow thereunder and has taken all necessary corporate action to authorise the execution and performance by the Company of the Agreement and the borrowing by the Company of the Loans. According to Section 13(4) and 133(3) of the Slovak Commercial Code (Act No. 513/1991 Coll., as amended), any restriction of the authority of a company’s statutory body to act for the company shall be ineffective vis-à-vis third parties (any disclosure of that restriction notwithstanding).

3.	Execution. The Agreement has been duly executed and delivered by the Company.

4.
Legal validity. The Agreement constitutes a legal, valid, binding and enforceable obligation of the Company in accordance with its terms and (subject to the preparation of the official translation into the Slovak language) is in the proper form for its enforcement in the courts of the Slovak Republic.

5.
Non-conflict. The execution by the Company of the Agreement does not, and its performance of the Agreement will not, violate: (i) any mandatory provision of any Slovak law or regulation or the Constitution of the Slovak Republic; (ii) the constitutional documents of the Company or (iii) any other agreement, document or obligation that is binding upon the Company or any of its Assets.

6.
Consents. No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of governmental, judicial or public bodies and authorities of the Slovak Republic are required in connection with the Company's entry into or performance of the Agreement, or for its validity or enforceability against the Company.

7.	Signatories. [●] and [●] have the right and power to execute the Agreement and to give any notices to the Facility Agent under the Agreement.

8.
Pari passu ranking. The obligations of the Company under the Agreement rank at least pari passu with all its other present or future unsecured and unsubordinated obligations save as provided under mandatory provisions of Slovak law.

9.
Borrowing limits. The borrowing of the full amount available under the Agreement will not cause any limit on the Company's borrowing or other powers or on the exercise of such powers by its executives, whether imposed by the Company's Memorandum of Association or similar document or by statute, regulation, or agreement, to be exceeded.

10.
Stamp duties. Except for court fees and sworn translators' fees payable in connection with proceedings to enforce the Agreement and for any applicable notarial charges, there are no stamp, transfer or registration fees or similar taxes, charges or duties payable in the Slovak Republic in connection with the execution or enforcement of the Agreement.

0040772-0000066 BT:1030359.12	87

11.	No immunity.

a.	The Company is subject to civil and commercial law with respect to its obligations under the Agreement, and its entry into and performance of the Agreement constitutes private and commercial acts; and

b.
neither the Company nor any of its assets located in the Slovak Republic enjoys any right of immunity from suit, attachment prior to judgment or other legal process in respect of its obligations under the Agreement.

12.
Bankruptcy. The Company has not been declared bankrupt and no step has been or is being taken by the Company nor am I aware of any other step being taken in respect of the Company, for bankruptcy or any similar proceedings in relation to the Company or any of its Assets.

13.	Application of governing law. The choice of English law as the governing law of

a.
the Agreement would be upheld as a valid choice by the courts of the Slovak Republic subject to and in accordance with Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations (Rome I) and provided that the relevant contractual obligation is within the scope of and the choice is permitted by Rome I; and

b.
any non-contractual obligations arising out of or in connection with the Agreement would be upheld as a valid choice by the courts of the Slovak Republic subject to and in accordance with Regulation (EC) No 864/2007 of 11 July 2007 (Rome II) and provided that the relevant non-contractual obligation is within the scope of and the choice is permitted by Rome II.

14.
Jurisdiction. The submission by the Company to the jurisdiction of the English courts under Clause 36 of the Agreement is a valid and binding submission to jurisdiction in respect of the Agreement and is not subject to revocation.

15.	Enforcement of foreign judgments. A judgment duly obtained in the English courts shall be recognised and enforced in the Slovak Republic unless:

a.
the matter is one within the exclusive jurisdiction of the courts of a Member State of the European Union other than the courts of England pursuant to the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, as amended; or

b.	the decision is not final or enforceable in the state where it has been issued; or

c.
the party against whom such judgment is sought to be enforced has been deprived of an opportunity to participate in the foreign proceedings, especially if the summons or notice of the commencement of the foreign proceedings has not been duly served on the party; this exception does not apply if the party has not filed an appeal against the foreign judgment which has been duly served on it or if the party has waived the applicability of this exception; or

d.
a final decision in the same matter has previously been reached by a court of the Slovak Republic or by a foreign authority if that foreign authority's decision has been, or would be, enforced in the Slovak Republic; or

e.	recognition of the foreign judgment would be contrary to public policy (ordre public) of the Slovak Republic.

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16.
Foreign currency judgments. A judgment duly obtained in the courts of England in respect of the Agreement given in Euros or USD, and being enforced in the Slovak Republic in Euros or USD respectively, would be implemented in Euros or USD respectively.

This opinion is subject to the following qualifications:

1.
The validity, enforceability and effectiveness against the Company of the Agreement, are limited by all bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally. Without limiting the generality of the foregoing, any liability of the Company, which liability at any time throughout its existence was, is or becomes owed by the Company to a person that is or was at any time in the past an "affiliated party (in Slovak: spriaznená osoba)" of the Company within the meaning of section 9 of the Slovak Bankruptcy Act (the related-party liability), (i) will be in the bankruptcy proceedings in the Slovak Republic relating to the assets of the Company automatically and fully subordinated to the liabilities owed by the Company to its unaffiliated creditors, and such related-party liability will not be satisfied in the bankruptcy proceedings (in full or in part) before full satisfaction of all other unsubordinated liabilities of the Company registered in said bankruptcy proceedings and (ii) may not be in the restructuring proceedings in the Slovak Republic relating to the assets of the Company satisfied in the same or better manner than any other unsubordinated liability owed by the Company to its unaffiliated creditors registered in said restructuring proceedings.

2.
References in this opinion to the term "enforceable" mean that each obligation or document is of a type and form that the Slovak courts would enforce. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to inter alia the nature of the remedies available in the Slovak courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of other principles of law of general application (such as e.g. the concept of fair business conduct) and all limitations resulting from the laws of bankruptcy, insolvency, liquidation, forced administration, any statutes of limitation and lapse of time or other laws affecting generally the enforcement of creditors' rights.

3.
Any subsidies or other funds obtained by the Company from the state budget or from the budget of the European Union or any assets purchased from funds originated from the state budget are immune from attachment and from execution and would not be available to creditors in any enforcement proceedings.

4.	Under the Slovak Act No. 202/1995 Coll. on Foreign Exchange Transactions, as amended:

a.
if a foreign exchange emergency (in Slovak: núdzový stav v devízovom hospodárstve) is declared by the Government of the Slovak Republic, payments in foreign currency or abroad generally may be suspended for the duration of such emergency (not to exceed three months at any one time); and

b.
transactions: (i) between Slovak foreign exchange residents (such as the Company) and foreign exchange non-residents; or (ii) involving foreign currencies; or (iii) involving opening and maintenance of bank accounts outside the Slovak Republic; may trigger statutory reporting obligations on the part of the Slovak foreign exchange resident towards Slovak foreign exchange authorities.

5.	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

6.	Slovak courts may not give effect to any indemnity for legal costs incurred by a litigant in proceedings before Slovak courts.

0040772-0000066 BT:1030359.12	89

7.	There could be circumstances in which a Slovak court would not treat as conclusive those certificates and determinations which the Agreement states to be so treated.

8.	Slovak court may declare that it does not have jurisdiction if the civil proceedings concerning the same or a similar matter have already been commenced by a foreign court or an arbitration tribunal.

This opinion expresses Slovak legal concepts in English. Such concepts are not always capable of precise expression in English without an extensive comparative law analysis that would not be appropriate for an opinion of this kind.

This opinion is given exclusively in connection with the Agreement and for no other purpose. It is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein.
This opinion is given for the sole benefit of the persons to whom the opinion is addressed. This opinion may not be disclosed to anyone else except that it may be disclosed, but only on the express basis that they may not rely on it, to any professional adviser, auditor or insurer or to any potential assignee, transferee and sub-participant of the Facility or as required by law or regulation.

Yours faithfully,
Name:
Title:

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SCHEDULE 7
FORM OF ENGLISH LEGAL OPINION

To:	The Finance Parties named original parties to the Agreement (as defined below).

[DATE]
Dear Sirs,
U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)
We have acted as legal advisers as to the laws of England to ING Bank N.V., with its registered seat at Bijlmerplein 888, 1102MG Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through its organisational unit ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Slovak Republic, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B (the Client) in connection with the Agreement. In this matter we have taken instructions solely from the Client.
Terms defined in the Agreement and not defined otherwise herein shall have the same meanings when used in this opinion as they have in the Agreement.
We have examined copies of the executed Agreement and of the executed legal opinions referred to in paragraphs 8(a) and (c) of Schedule 2 to the Agreement (the form of which, contained is Schedules 6 and 8 to the Agreement).
We have not examined any other document entered into by or affecting the Company or any corporate or other records of the Company and have not made any other inquiries concerning it.
This opinion is limited to the substantive laws of England currently in force and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction. We express no opinion as to matters of fact. This opinion is given subject to matters not disclosed to us and about which we have no knowledge. We assume that there are no facts that would affect the conclusions in this opinion.
Subject to the qualifications set out below and to any matters not disclosed to us, we are of the opinion that, so far as the present laws of England are concerned:

1.	Legal validity: The Agreement constitutes a legally binding, valid and enforceable obligation of the Company.

2.
Consents: No authorisations of governmental, judicial or public bodies or authorities in England are required by the Company in connection with the performance, validity or enforceability of its payment obligations under the Agreement.

3.	Registration requirements: It is not necessary or advisable to file, register or record the Agreement in any public place or elsewhere in England.

4.	Stamp duties: No stamp, registration or similar tax or charge is payable in England in respect of the execution or delivery of the Agreement.

0040772-0000066 BT:1030359.12	91

5.	Choice of law: The choice of English law as the governing law of

(a)
the Agreement would be upheld as a valid choice by the courts of England subject to and in accordance with Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations (Rome I) and provided that the relevant contractual obligation is within the scope of and the parties' choice is permitted by Rome I; and

(b)
any non-contractual obligations arising out of or in connection with the Agreement would be upheld as a valid choice by the courts of England subject to and in accordance with Regulation (EC) No 864/2007 of 11 July 2007 (Rome II) and provided that the relevant non-contractual obligation is within the scope of and the parties' choice is permitted by Rome II.

The qualifications to which this opinion is subject are as follows:

(a)	We assume that the Agreement has been duly authorised and entered into by each party to it.

(b)
Clause 9.3 (Interest on overdue amounts) of the Agreement provides for interest to be paid on overdue amounts. Such interest may amount to a penalty under English law and may therefore not be recoverable.

(c)
There is no authority as to whether or not an English court would give effect to the currency indemnity contained in Clause 24.1 (Currency indemnity) of the Agreement. However, the English courts will now render judgments in foreign currencies.

(d)	No opinion is expressed as to Clause 30 (Set-off) of the Agreement.

(e)
We assume the genuineness of all signatures on all documents, the authenticity and completeness of all documents submitted to us as originals, and the completeness and conformity to the original documents of all documents submitted to us as copies.

(f)	This opinion is subject to all insolvency and other laws affecting the rights of creditors generally.

(g)
We assume that no foreign law affects the conclusions stated above. We assume, in particular, that, so far as the laws of the Slovak Republic are concerned, the obligations of the Company under the Agreement are its legal, valid, binding and enforceable obligations. In this regard we have relied on copies of the legal opinions referred to in paragraphs 8(a) and (c) of Schedule 2 to the Agreement (contained in Schedules 6 and 8 to the Agreement), subject to any limitations or qualifications expressed therein.

(h)	An English court may stay proceedings if concurrent proceedings are being brought elsewhere.

(i)
The term enforceable means that a document is of a type and form enforced by the English courts. It does not mean that each obligation will be enforced in accordance with its terms. Certain rights and obligations of the Company may be qualified by the non-conclusivity of certificates, doctrines of good faith and fair conduct, the availability of equitable remedies and other matters, but in our view these qualifications would not defeat your legitimate expectations in any material respect.

This opinion is given for the sole benefit of the persons to whom the opinion is addressed. This opinion may not be disclosed to anyone else except that it may be disclosed, but only on the express basis that

0040772-0000066 BT:1030359.12	92

they may not rely on it, to any professional adviser, auditor or insurer or to any potential assignee, transferee and sub-participant of the Facility or as required by law or regulation.
Yours faithfully,
[    ]
Allen & Overy

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SCHEDULE 8
FORM OF SLOVAK LEGAL OPINION

To:	The Finance Parties named original parties to the Agreement (as defined below).

[DATE]
Dear Sirs,
U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)
We have acted as legal advisers as to the laws of the Slovak Republic to ING Bank N.V., with its registered seat at Bijlmerplein 888, 1102MG Amsterdam, The Netherlands, a company limited by shares, registered in the Trade Register of Chamber of Commerce and Industry for Amsterdam under file No. 33031431 acting through its organisational unit ING Bank N.V., pobočka zahraničnej banky, Jesenského 4/C, 811 02 Bratislava, Slovak Republic, Identification No. 30 844 754, registered in the Commercial register maintained by the District Court of Bratislava I, in Section Po, inserted file No. 130/B (the Client) in connection with the Agreement. In this matter we have taken instructions solely from the Client.
Terms defined in the Agreement and not defined otherwise herein shall have the same meanings when used in this opinion as they have in the Agreement.
DOCUMENTS
For the purposes of this opinion, we have examined the copies of following documents:

1.	the Agreement;

2.
the following corporate documents of the Company, certified by an authorised signatory for and on behalf of the Company as being true, correct and complete and in full force and effect as at a date no earlier than the date of the Agreement:

(a)	an extract of the Company Register of the District Court Košice 1, Section Sro, insert No. 11711/V dated [●] in respect of the Company;

(b)	a copy of the Memorandum of Association (zakladateľská listina) of the Company dated 7 June 2000 (original wording); and

(c)	a copy of the Memorandum of Association (zakladateľská listina) of the Company in full wording dated [●] (consolidated wording).
Except as stated above, we have not examined any other contracts or documents or any corporate or other records.
ASSUMPTIONS
In giving this opinion we have assumed:

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(a)
that the Parties (other than the Company) have taken all necessary actions (including corporate action) to authorise the entry into and performance of Agreement and that the Agreement have been duly authorised, executed and delivered by or on behalf of the Parties (other than the Company) in accordance with all applicable laws and their respective constitutional documents;

(b)
the genuineness of all signatures on all documents, the authenticity and completeness of all documents submitted to us as originals and the completeness and conformity to the original documents of all documents submitted to us as copies;

(c)	that the documents referred to in paragraph [2] above were at their date, and remain, accurate and are in full force and effect;

(d)
that the Agreement, and the transactions contemplated thereby, constitute legal, valid, binding and enforceable obligations of the Parties (including the Company) in accordance with its terms under English law;

(e)	that the Parties (other than the Company) have the requisite power, capacity and authority to enter into and perform the Agreement;

(f)	that the authorisation, execution, delivery and performance of the Agreement will not contravene any of the provisions of the constitutional documents of any Party (other than the Company);

(g)
that no provision of the laws of any jurisdiction other than the Slovak Republic affects the conclusions of the opinion (e.g. insofar as any obligation is to be performed in any jurisdiction outside the Slovak Republic, its performance will not be illegal or ineffective by virtue of the law of, or contrary to public policy in, that jurisdiction);

(h)
that no petition has been filed to declare bankruptcy with respect to the Company or over its assets or to permit restructuring of the Company and that the Company is not insolvent (in Slovak: v úpadku); and

(i)	that all relevant documents for the purposes of our giving this opinion have been properly disclosed to us and that the Parties have acted in good faith whilst entering into the Agreement.
This opinion is limited to the law of the Slovak Republic currently in force and we have made no investigation and no opinion is expressed or implied as to the laws of any other jurisdiction. We express no opinion on any EU Directives not implemented in the Slovak domestic law. We express no opinion as to matters of fact and/or commercial facts. This opinion is given subject to matters not disclosed to us and about which we have no knowledge. We assume that there are no matters of fact that would affect the conclusions in this opinion.
We have not advised as to matters of taxation law and practice.
OPINION
Based on the foregoing and subject to the assumptions set out above and the qualifications set out below, we are of the opinion that, so far as the laws of the Slovak Republic are concerned at the date of this opinion:

1.	Status. The Company is a limited liability company (in Slovak: spoločnosť s ručením obmedzeným), incorporated with limited liability under the laws of the Slovak Republic.

0040772-0000066 BT:1030359.12	95

2.
Powers and authority. The Company has the corporate power to enter into and perform the obligations expressed to be assumed by it under the Agreement and to borrow thereunder and, subject to a duly passed resolution of the executives of the Company approving the terms of, and the transactions contemplated by the Agreement and authorising the relevant members of the Company's statutory body to execute the Agreement on behalf of the Company, has taken all necessary corporate action to authorise the execution and performance of the Agreement. According to Section 13(4) and 133(3) of the Slovak Commercial Code (Act No. 513/1991 Coll., as amended), any restriction of the authority of a company’s statutory body to act for the company shall be ineffective vis-à-vis third parties (any disclosure of that restriction notwithstanding).

3.
Legal validity. The Agreement constitutes legal, valid, binding and enforceable obligations of the Company in accordance with their terms and (subject to the preparation of the official translation into the Slovak language) is in the proper form for its enforcement in the courts of the Slovak Republic.

4.
Non-conflict. The execution by the Company of the Agreement does not, and its performance of the Agreement will not, violate: (i) any mandatory provision of any Slovak law or regulation or the Constitution of the Slovak Republic; or (ii) the constitutional documents of the Company referred to in paragraphs 2(a) to (c) of the section "Documents" above.

5.
Consents. No authorisations, approvals, consents, licences, exemptions, filings, registrations, notarisations or other requirements of governmental, judicial or public bodies and authorities of the Slovak Republic are required in connection with the Company’s entry into or performance of the Agreement, or for its validity or enforceability against the Company.

6.
No immunity. Neither the Company nor any of its assets located in the Slovak Republic enjoys any right of immunity from suit, attachment prior to judgment or other legal process in respect of its obligations under the Agreement.

7.
Stamp duties. Except for court fees and sworn translators' fees payable in connection with proceedings to enforce the Agreement and for any applicable notarial charges, there are no stamp, transfer or registration fees or similar taxes, charges or duties payable in the Slovak Republic in connection with the execution or enforcement of the Agreement.

8.	Governing law. The choice of English law as the governing law of:

(a)
the Agreement would be upheld as a valid choice by the courts of the Slovak Republic subject to and in accordance with Regulation (EC) No. 593/2008 of 17 June 2008 on the law applicable to contractual obligations (Rome I) and provided that the relevant contractual obligation is within the scope of and the choice is permitted by Rome I; and

(b)
any non-contractual obligations arising out of or in connection with the Agreement would be upheld as a valid choice by the courts of the Slovak Republic subject to and in accordance with Regulation (EC) No 864/2007 of 11 July 2007 (Rome II) and provided that the relevant non-contractual obligation is within the scope of and the choice is permitted by Rome II.

9.	Submission to jurisdiction. The submission by the Company to the jurisdiction of English courts will be recognised as a valid and binding submission to jurisdiction in respect of the Agreement.

10.	Enforcement of foreign judgments. A judgment duly obtained in the English courts shall be recognised and enforced in the Slovak Republic unless:

0040772-0000066 BT:1030359.12	96

(a)
the matter is one within the exclusive jurisdiction of the courts of a Member State of the European Union other than the courts of England pursuant to the Council Regulation (EC) No. 44/2001 of 22 December 2000 on jurisdiction and the recognition and enforcement of judgments in civil and commercial matters, as amended; or

(b)	the decision is not final or enforceable in the state where it has been issued; or

(c)
the party against whom such judgment is sought to be enforced has been deprived of an opportunity to participate in the foreign proceedings, especially if the summons or notice of the commencement of the foreign proceedings has not been duly served on the party; this exception does not apply if the party has not filed an appeal against the foreign judgment which has been duly served on it or if the party has waived the applicability of this exception; or

(d)
a final decision in the same matter has previously been reached by a court of the Slovak Republic or by a foreign authority if that foreign authority's decision has been, or would be, enforced in the Slovak Republic; or

(e)	recognition of the foreign judgment would be contrary to public policy (ordre public) of the Slovak Republic.

11.
Foreign currency judgments. A judgment duly obtained in the courts of England in respect of the Agreement given in US Dollars or euros and being enforced in the Slovak Republic in US Dollars or euros respectively, would be implemented in US Dollars or euros respectively.

QUALIFICATIONS
The qualifications to which this opinion is subject are as follows:

(a)
The validity, enforceability and effectiveness against the Company of the Agreement, are limited by all bankruptcy, insolvency, moratorium and other laws affecting creditors' rights generally. Without limiting the generality of the foregoing, any liability of the Company, which liability at any time throughout its existence was, is or becomes owed by the Company to a person that is or was at any time in the past an "affiliated party (in Slovak: spriaznená osoba)" of the Company within the meaning of section 9 of the Slovak Bankruptcy Act (the related-party liability), (i) will be in the bankruptcy proceedings in the Slovak Republic relating to the assets of the Company automatically and fully subordinated to the liabilities owed by the Company to its unaffiliated creditors, and such related-party liability will not be satisfied in the bankruptcy proceedings (in full or in part) before full satisfaction of all other unsubordinated liabilities of the Company registered in said bankruptcy proceedings and (ii) may not be in the restructuring proceedings in the Slovak Republic relating to the assets of the Company satisfied in the same or better manner than any other unsubordinated liability owed by the Company to its unaffiliated creditors registered in said restructuring proceedings.

(b)
References in this opinion to the term "enforceable" mean that each obligation or document is of a type and form which the Slovak courts would enforce. It is not certain, however, that each obligation or document will be enforced in accordance with its terms in every circumstance, enforcement being subject to inter alia the nature of the remedies available in the Slovak courts, the acceptance by such courts of jurisdiction, the power of such courts to stay proceedings, the provisions of other principles of law of general application (such as e.g. the concept of fair business conduct) and all limitations resulting from the laws of bankruptcy, insolvency,

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restructuring, liquidation, forced administration, any statutes of limitation and lapse of time or other laws affecting generally the enforcement of creditors' rights.

(c)
Any subsidies or other funds obtained from the state budget or from the budget of European Union or any assets purchased from funds originated from the state budget or from the budget of European Union are immune from attachment and from execution and would not be available to creditors in any enforcement proceedings.

(d)	Under the Slovak Act No. 202/1995 Coll. on Foreign Exchange Transactions, as amended:

(i)
if a foreign exchange emergency (in Slovak: núdzový stav v devízovom hospodárstve) is declared by the Government of the Slovak Republic, payments in foreign currency or abroad generally may be suspended for the duration of such emergency (not to exceed three months at any one time); and

(ii)
transactions: (i) between Slovak foreign exchange residents (such as the Company) and foreign exchange non-residents; or (ii) involving foreign currencies; or (iii) involving opening and maintenance of bank accounts outside the Slovak Republic; may trigger statutory reporting obligations on the part of the Slovak foreign exchange resident towards Slovak foreign exchange authorities.

(e)	The effectiveness of terms exculpating a party from a liability or duty otherwise owed is limited by law.

(f)	Slovak courts may not give effect to any indemnity for legal costs incurred by a litigant in proceedings before Slovak courts.

(g)	There could be circumstances in which a Slovak court would not treat as conclusive those certificates and determinations which the Agreement states to be so treated.

(h)	Slovak court may declare that it does not have jurisdiction if the civil proceedings concerning the same or a similar matter have already been commenced by a foreign court or an arbitration tribunal.
GENERAL
This opinion expresses Slovak legal concepts in English. Such concepts are not always capable of precise expression in English without the extensive comparative law analysis which would not be appropriate for an opinion of this kind.
This opinion is given exclusively in connection with the Agreement and for no other purpose. It is strictly limited to the matters set forth herein and no opinion may be inferred or implied beyond that expressly stated herein. This opinion is issued in understanding that we have no duty to notify any addressees of this opinion or any other person of any changes in Slovak law or its interpretation after the date of this opinion.

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This opinion is given for the sole benefit of the persons to whom the opinion is addressed. This opinion may not be disclosed to anyone else except that it may be disclosed, but only on the express basis that they may not rely on it, to any professional adviser, auditor or insurer or to any potential assignee, transferee and sub-participant of the Facility or as required by law or regulation.
Yours faithfully,
[    ]

Allen & Overy Bratislava, s.r.o.

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SCHEDULE 9
FORMS OF NOTIFIABLE DEBT PURCHASE TRANSACTION NOTICE

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PART 1
FORM OF NOTICE ON ENTERING INTO NOTIFIABLE DEBT PURCHASE TRANSACTION
To:    [FACILITY AGENT] as Facility Agent
From:    [The Lender]
Dated:
U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)

1.
We refer to paragraph (b) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Affiliates of the Company) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	We have entered into a Notifiable Debt Purchase Transaction.

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to our Commitment amounting to €[●].
[Lender]
By:

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PART 2
FORM OF NOTICE ON TERMINATION OF NOTIFIABLE DEBT PURCHASE TRANSACTION / NOTIFIABLE DEBT PURCHASE TRANSACTION CEASING TO BE WITH SPONSOR AFFILIATE
To:    [FACILITY AGENT] as Facility Agent
From:    [The Lender]
Dated:
U. S. Steel Košice, s.r.o. - €200,000,000 Credit Agreement
dated [●] (the Agreement)

1.
We refer to paragraph (c) of Clause 28.2 (Disenfranchisement on Debt Purchase Transactions entered into by Affiliates of the Company) of the Agreement. Terms defined in the Agreement have the same meaning in this notice unless given a different meaning in this notice.

2.	A Notifiable Debt Purchase Transaction which we entered into and which we notified you of in a notice dated [●] has [terminated]/[ceased to be with an Affiliate of the Company].*

3.	The Notifiable Debt Purchase Transaction referred to in paragraph 2 above relates to our Commitment amounting to €[●].
[Lender]
By:

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SIGNATORIES

U. S. Steel Košice, s.r.o. as Company
By: /s/ Matthew T. Lewis	By: /s/ Martin Pitorák
Name: Matthew T. Lewis	Name: Martin Pitorák
Title: Senior Vice President & Chief Financial Officer	Title: Vice President Human Resources

ING Bank N.V., pobočka zahraničnej banky as Mandated Lead Arranger
By: /s/ Jaroslav Vittek	By: /s/ Ana Lucas
Name: Jaroslav Vittek	Name: Ana Lucas
Title: General Manager	Title: Director Corporate Clients and Lending Products

COMMERZBANK Aktiengesellschaft as Mandated Lead Arranger
By: /s/ P. J. Smith	By: /s/ Bradley Lieberstein
Name: P. J. Smith	Name: Bradley Lieberstein
Title: Authorised Signatory	Title: Authorised Signatory

Slovenská sporiteľňa, a.s. as Mandated Lead Arranger
By: /s/ Slavomir Salát	By: /s/ Peter Jagoš
Name: Slavomír Salát	Name: Peter Jagoš
Title: Head of Department GLC I	Title: Relationship manager

Citibank Europe plc, pobočka zahraničnej banky as Lead Arranger
By: /s/ Peter Sobotka	By: /s/ Viera Bialkova
Name: Peter Sobotka	Name: Viera Bialkova
Title: By Power of Attorney	Title: By Power of Attorney

Komerční banka, a.s., pobočka zahraničnej banky as Lead Arranger
By: /s/ Katarína Kurucová	By: /s/ Richard Kellner
Name: Katarína Kurucová	Name: Richard Kellner
Title: Foreign Bank Branch Director, KBSK	Title: Corporate Banking Director, KBSK

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Citibank Europe plc, pobočka zahraničnej banky as Original Lender
By: /s/ Peter Sobotka	By: /s/ Viera Bialkova
Name: Peter Sobotka	Name: Viera Bialkova
Title: By Power of Attorney	Title: By Power of Attorney

COMMERZBANK Aktiengesellschaft, pobočka zahraničnej banky, Bratislava as Original Lender
By: /s/ Miriam Stilhammerová	By: /s/ Anna Bajuszová
Name: Miriam Stilhammerová	Name: Anna Bajuszová
Title: procurist	Title: relationship manager

ING Bank N.V., pobočka zahraničnej banky as Original Lender
By: /s/ Jaroslav Vittek	By: /s/ Ana Lucas
Name: Jaroslav Vittek	Name: Ana Lucas
Title: General Manager	Title: Director Corporate Clients and Lending Products

Komerční banka, a.s., pobočka zahraničnej banky as Original Lender
By: /s/ Katarína Kurucová	By: /s/ Richard Kellner
Name: Katarína Kurucová	Name: Richard Kellner
Title: Foreign Bank Branch Director, KBSK	Title: Corporate Banking Director, KBSK

Slovenská sporiteľňa, a.s. as Original Lender
By: /s/ Slavomír Salát	By: /s/ Peter Jagoš
Name: Slavomír Salát	Name: Peter Jagoš
Title: Head of Department GLC I	Title: Relationship manager

COMMERZBANK Aktiengesellschaft, Filiale Luxemburg as Facility Agent
By: /s/ Frank Rommelfanger	By: /s/ Henner Walbaum
Name: Frank Rommelfanger	Name: Henner Walbaum
Title: AVP	Title: Associate

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